Exhibit 4.3

Execution Version

INDENTURE

Dated as of May 17, 2024

among

ORGANON & CO.,
as Issuer,

ORGANON FOREIGN DEBT CO-ISSUER B.V.,

as Co-Issuer,

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,
as Trustee,

7.875% SENIOR NOTES DUE 2034

TABLE OF CONTENTS

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EXHIBITS

Exhibit A	Form of Note

Exhibit B	Form of Certificate of Transfer

Exhibit C	Form of Certificate of Exchange

Exhibit D	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

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This INDENTURE, dated as of May 17, 2024, is among Organon & Co., a Delaware corporation (the “Issuer”), Organon Foreign Debt Co-Issuer B.V., a private limited liability company incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Oss, The Netherlands, having its registered office at Kloosterstraat 6, 5349 AB Oss, The Netherlands, and registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 82563098 (the “Co-Issuer” and, together with the Issuer, the “Issuers”), the Guarantors (as defined herein) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S E T H

WHEREAS, the Issuer and the Co-Issuer have duly authorized the creation of an issue of $500,000,000 aggregate principal amount of the Issuers’ 7.875% senior notes due 2034 (the “Initial Notes”);

WHEREAS, the Issuer, the Co-Issuer and each of the Guarantors has duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, each party hereto agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders.

Article I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01          Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1)	Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into or wound up into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into, winding up into or becoming a Restricted Subsidiary of such specified Person, or

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02 and 4.09 hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by”, and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agents” means any Paying Agent, Registrar, Transfer Agent, and Authenticating Agent.

“Applicable Premium” means, with respect to any Note on any applicable Redemption Date, the greater of:

(1)	1.0% of the then-outstanding principal amount of such Note; and

(2)	the excess, if any, of

(a)	the present value at such Redemption Date of (i) the redemption price of the Note on May 15, 2029 (such redemption price being set forth in the table set forth in Section 3.07(b) hereof) plus (ii) all required interest payments due on the Note through May 15, 2029 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date, in each case, plus 50 basis points; over

(b)	the then-outstanding principal amount of such Note.

The Issuer shall calculate the Applicable Premium. For the avoidance of doubt, calculation of the Applicable Premium shall not be an obligation or duty of the Trustee or any Agent.

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption of, or notice with respect to beneficial interests in any Global Note or the redemption or repurchase of any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer, exchange, redemption or repurchase.

“Asset Sale” means:

(1)	the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including, without limitation, by way of a Sale and Lease-Back Transaction or effectuated pursuant to a Division) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock or Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 4.09 hereof), whether in a single transaction or a series of related transactions;

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in each case, other than:

(a)	any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or surplus property in the ordinary course of business or any disposition of inventory or goods (or other assets) held for sale or no longer used or useful in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described under Section 5.01 hereof or any disposition that constitutes a Change of Control pursuant to this Indenture;

(c)	the making of any Restricted Payment that is permitted to be made, and is made, under Section 4.07 hereof or any Permitted Investment;

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than the greater of $200.0 million and 7% of EBITDA;

(e)	any disposition of property or assets by a Restricted Subsidiary, or the issuance of securities by a Restricted Subsidiary, in either case, to the Issuer or another Restricted Subsidiary, or by the Issuer to a Restricted Subsidiary;

(f)	to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or comparable law or regulation, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)	the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business;

(h)	any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	any foreclosure, condemnation or similar action on assets or the granting of Liens not prohibited by this Indenture;

(j)	sales of accounts receivable, or participations therein, or Securitization Assets or related assets, in each case, in connection with any Qualified Securitization Facility;

(k)	any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations permitted by this Indenture;

(l)	the sale, discount, or other disposition of inventory, accounts receivable, notes receivable or other assets in the ordinary course of business or the conversion of accounts receivable to notes receivable in connection with the collection or compromise thereof;

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(m)	the licensing or sub-licensing of intellectual property, software or other general intangibles in the ordinary course of business;

(n)	any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business;

(o)	the unwinding of Hedging Obligations;

(p)	sales, transfers, and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)	the lapse, abandonment, or disposition of intellectual property rights in the ordinary course of business, which rights, in the reasonable, good-faith determination of the Issuer, are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

(r)	the issuance of director qualifying shares and shares issued to foreign nationals as required by applicable law;

(s)	the granting of a Lien that is permitted under Section 4.12 hereof or any Permitted Lien;

(t)	any transfer of property subject to a casualty event upon receipt of the net cash proceeds of such casualty event;

(u)	any disposition to a Captive Insurance Subsidiary; and

(v)	(i) any disposition of non-core assets or property for fair market value in an aggregate amount not to exceed $400.0 million and (ii) any disposition of non-core assets or property acquired pursuant to or in order to effectuate, or disposed of in order to obtain approval for, an acquisition or Investment permitted under this Indenture.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit, or debit card, purchase card, electronic funds transfer, cash pooling, and other cash management arrangements.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal or state law for the relief of debtors.

“Business Day” means each day which is not a Legal Holiday.

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“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, as GAAP was in effect on November 5, 2018.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on any consolidated balance sheet of such Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Issuer operating solely for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Issuer or any of its Subsidiaries, including their future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	(a)	pounds sterling, euros or any national currency of any participating member state of the EMU; and

(b)	local currencies of any other jurisdiction held by the Issuer or any of its Restricted Subsidiaries from time to time in the ordinary course of business;

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(3)	securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any government of any member of the European Union or the United Kingdom or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full-faith-and-credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(4)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $250.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(5)	repurchase obligations for underlying securities of any of the types described in clauses (3), (4), (7), and (8) of this definition entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (4) of this definition;

(6)	commercial paper and variable- or fixed-rate notes rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(7)	marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(8)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States, the European Union, or the United Kingdom or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

(9)	readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with maturities of 24 months or less from the date of acquisition;

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(10)	Investments with average maturities of 12 months or less from the date of acquisition in money market funds given one of the three highest ratings by S&P or Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(11)	investment funds investing 90% of their assets in securities of the types described in clauses (1) through (10) of this definition; and,

in the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States, Cash Equivalents shall also include (a) assets and investments of the type and, to the extent applicable, maturity described in clauses (1) through (8) and clauses (10) and (11) of this definition of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (b) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (1) through (11) of this definition and in this paragraph.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of 12 months or less from the date of acquisition in issuers rated BBB (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than 12 months that would otherwise constitute Cash Equivalents of the kind described in any of clauses (1) through (11) of this definition or clause (a) of this paragraph, if the maturity of such Investment was 12 months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding anything to the contrary in the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) of this definition; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

At any time at which the value, calculated in accordance with GAAP, of all investments of the Issuer and its Restricted Subsidiaries that were deemed, when made, to be Cash Equivalents in accordance with clauses (1) through (11) of this definition exceeds the Indebtedness of the Issuer and its Restricted Subsidiaries, “Cash Equivalents” shall also mean any investment (a “Qualifying Investment”) that satisfies the following two conditions: (x) the Qualifying Investment is of a type described in clauses (1) through (10) of the first paragraph of this definition, but has an effective maturity (whether by reason of final maturity, a put option or, in the case of an asset-backed security, an average life) of five years and one month or less from the date of such Qualifying Investment (notwithstanding any provision contained in such clauses (1) through (10) requiring a shorter maturity); and (y) the weighted average effective maturity of such Qualifying Investment and all other investments that were made as Qualifying Investments in accordance with this paragraph does not exceed two years from the date of such Qualifying Investment.

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“Change of Control” means the occurrence of any of the following:

(1)	the sale, lease or transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries, taken as a whole, to any Person; or

(2)	the Issuer becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or a series of related transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50.0% of the voting power of the Voting Stock of the Issuer (directly or through the acquisition of voting power of Voting Stock of any of the Issuer’s direct or indirect parent companies);

provided, however, that (1) a transaction in which any direct or indirect parent of the Issuer becomes a Subsidiary of another Person (other than a Person that is an individual, such Person that is not an individual, the “Other Person”) shall not constitute a Change of Control if (a) the shareholders “beneficially owning” 100.0% of the voting power of the outstanding Voting Stock of such parent immediately prior to such transaction “beneficially own” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, at least a majority of the voting power of the outstanding voting stock of such parent, immediately following the consummation of such transaction, and no “person” or “group” (as such terms are defined above) “beneficially owns” (as such term is defined above) more than 50.0% of the voting power of the outstanding Voting Stock of such parent immediately following such transaction if such “person” or “group” (as such terms are defined above) did not “beneficially own” (as such term is defined above) more than 50.0% of the voting power of the outstanding Voting Stock of such parent prior to such transaction or (b) immediately following the consummation of such transaction, no “person” or “group” (as such terms are defined above), other than the Other Person (but including the holders of the Equity Interests of the Other Person), “beneficially owns” (as such term is defined above), directly or indirectly through one or more intermediaries, more than 50.0% of the voting power of the outstanding Voting Stock of such parent or the Other Person; (2) any holding company whose only significant asset is Capital Stock of the Issuer or any direct or indirect parent of the Issuer shall not itself be considered a “person” or “group” (as such terms are defined above) for purposes of this definition; (3) the transfer of assets between or among the Restricted Subsidiaries and the Issuer in accordance with the terms of this Indenture shall not itself constitute a Change of Control; and (4) a “person” or “group” (as such terms are defined above) shall not be deemed to “beneficially own” (as such term is defined above) securities subject to a stock purchase agreement, merger agreement or similar agreement (or any voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement.

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“Clearstream” means Clearstream Banking S.A. or any successor securities clearing agency.

“consolidated” means, with respect to any financial information of the Issuer, that such information has been prepared based on the consolidation of the accounts of each of the Restricted Subsidiaries of the Issuer with those of the Issuer in accordance with GAAP; provided that such consolidated financial information will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Issuer or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net payments, if any, made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (t) any expense resulting from the discounting of any Indebtedness in connection with the application of purchase accounting in connection with any acquisition, (u) penalties and interest relating to taxes, (v) any “additional interest” owing pursuant to any registration rights agreement with respect to securities, (w) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (x) any expensing of bridge, commitment and other financing fees, (y) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Facility and (z) any accretion of accrued interest on discounted liabilities); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; plus

(3)	interest paid, directly or indirectly (through dividends or otherwise), on Indebtedness of any direct or indirect parent company of the Issuer to the extent all of the proceeds of such Indebtedness have been contributed to the Issuer or any of its Restricted Subsidiaries and such Indebtedness has been guaranteed by the Issuer or any of its Restricted Subsidiaries; less

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(4)	interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1)	any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including relating to any multi-year strategic initiatives), Transaction Expenses, severance, relocation costs, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period,

(3)	any net after-tax gain or loss on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4)	any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person other than in the ordinary course of business shall be excluded,

(5)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period,

(6)	solely for the purpose of determining the amount available for Restricted Payments under clause (3)(A) of Section 4.07(a) hereof, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that the Consolidated Net Income of the Issuer shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

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(7)	the effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, and debt line items in such Person’s consolidated financial statements prepared in accordance with GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8)	any after-tax effect of income (loss) from the early extinguishment of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded,

(9)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(10)	any non-cash compensation charge or expense, including any such charge arising from any grant of stock appreciation or similar rights, stock options, restricted stock, restricted stock units or other rights shall be excluded,

(11)	any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance, or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including, without limitation, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12)	accruals and reserves that are established within twelve months after the Issue Date that are so required to be established as a result of the Transactions (or within twelve months after the closing of any acquisition that are so required to be established as a result of such acquisition) in accordance with GAAP shall be excluded, and

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(13)	the following items shall be excluded:

(a)	any net unrealized gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification topic 815, Derivatives and Hedging; and

(b)	any net unrealized gain or loss (after any offset) resulting in such period from currency translation gains or losses including those (i) related to currency remeasurements of Indebtedness and (ii) resulting from hedge agreements for currency exchange risk.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expense or charge that is covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

Notwithstanding the foregoing, for the purpose of Section 4.07 hereof only (other than clause (3)(D) of Section 4.07(a) hereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and its Restricted Subsidiaries, any repurchase or redemption of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayment of loans or advance that constitutes a Restricted Investment by the Issuer or any of its Restricted Subsidiaries, any sale of the Equity Interests of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case, only to the extent such amounts increase the amount of Restricted Payments permitted under clause (3)(D) of Section 4.07(a) hereof.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens on the property of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date of determination, less the aggregate amount of Cash Equivalents held by the Issuer and its Restricted Subsidiaries at such date, to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments to Consolidated Total Indebtedness, Cash Equivalents, and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the date of determination, less the aggregate amount of Cash Equivalents held by the Issuer and its Restricted Subsidiaries at such date, to (2) the Issuer’s EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, in each case with such pro forma adjustments to Consolidated Total Indebtedness, Cash Equivalents, and EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

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“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, any letter of credit, except to the extent of unreimbursed amounts thereunder, Hedging Obligations and all obligations relating to Qualified Securitization Facilities), in each case, determined in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any acquisition) and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds

(a)	for the purchase or payment of any such primary obligation, or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporate Trust Office” shall be at the address of the Trustee specified in Section 14.01 hereof or such other address as to which the Trustee may give notice to the Holders and the Issuer.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including commercial paper facilities or indentures) providing for revolving credit loans, term loans, debt securities, letters of credit, capital market financings, receivables financings or other borrowings or other extensions of credit, including any notes, mortgages, guarantees, collateral documents, instruments, and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or commercial paper facilities that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 4.09 hereof) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

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“Custodian” means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

“Default” means any event that is, or with the passage of time, the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Global Notes, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation less the amount of Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any direct or indirect parent company thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, executed on or about the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that, if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided further that any Capital Stock held by any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent companies or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors of the Issuer (or the compensation committee thereof) that is redeemable or subject to repurchase, in each case pursuant to any stock subscription or stockholders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries.

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“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1)	increased (without duplication) by the following, in each case to the extent deducted in determining Consolidated Net Income for such period:

(a)	provision for taxes based on income, profits or capital gains, including, without limitation, federal, foreign, and state income tax, franchise, excise and similar taxes (such as the Pennsylvania capital tax) and foreign withholding taxes of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Fixed Charges of such Person for such period (including (x) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, (y) bank fees, and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (1)(t) through (z) in the definition thereof) to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

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(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)	any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including, but not limited to, (i) such fees, expenses, or charges related to the Transactions and (ii) any amendment or other modification of the Notes, the Existing Notes, the Secured Notes or the Senior Credit Facilities and, in each case, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charges, integration costs or other business optimization expenses, costs associated with establishing new facilities or reserves deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, and costs related to the closure and/or consolidation of facilities; plus

(f)	any other non-cash charges, including any write offs or write downs reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g)	the amount of any minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in computing Consolidated Net Income; plus

(h)	[Reserved];

(i)	the amount of net cost savings, operating expense reductions, and synergies projected by the Issuer in good faith to be realized as a result of specified actions taken, committed to be taken or expected in good faith to be taken no later than 24 months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, and synergies had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating expense reductions, and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings are reasonably identifiable and factually supportable; plus

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(j)	the amount of loss on sale of receivables, Securitization Assets, and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Facility; plus

(k)	any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interests of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof; plus

(l)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(m)	any net loss from disposed, abandoned or discontinued operations; plus

(n)	interest income or investment earnings on retiree medical and intellectual property, royalty, or license receivables;

(2)	decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(a)	non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(b)	any net income from disposed, abandoned or discontinued operations; and

(3)	increased or decreased (without duplication), as applicable, by any adjustments resulting from the application of Accounting Standards Codification topic 460, Guarantees.

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“Effective Date” means June 2, 2021, at the time immediately after the consummation of (a) the separation of the women’s health, biosimilars and established brands businesses from Merck & Co. Inc. (“Merck”) through a distribution of shares of the Issuer’s common stock to Merck shareholders and (b) the financing and other transactions relating to such separation that were consummated on such date.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all options, warrants, restricted stock units or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1)	public offerings with respect to the Issuer’s or any direct or indirect parent company’s common stock registered on Form S-4 or Form S-8;

(2)	issuances to any Subsidiary of the Issuer; and

(3)	any such public or private sale that constitutes an Excluded Contribution.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank SA/NV or any successor clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case, designated as Excluded Contributions pursuant to an Officer’s Certificate executed on or about the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of Section 4.07(a) hereof.

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“Existing Dollar Secured Notes” means the $2,100 million aggregate principal amount of 4.125% senior secured notes due 2028 of the Issuers issued under the Existing Dollar Secured Notes Indenture, to the extent outstanding on the Issue Date.

“Existing Dollar Secured Notes Indenture” means the Indenture, dated as of April 22, 2021, relating to the Existing Dollar Secured Notes, by and among the Issuer, the Co-Issuer, the Guarantors party thereto and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee and collateral agent, as amended, supplemented or otherwise modified from time to time.

“Existing Euro Secured Notes” means, the €1,250 million aggregate principal amount of the 2.875% senior secured notes due 2028 of the Issuers issued under the Existing Euro Secured Notes Indenture, to the extent outstanding on the Issue Date.

“Existing Euro Secured Notes Indenture” means the Indenture, dated as of April 22, 2021, relating to the Existing Euro Secured Notes, by and among the Issuer, the Co-Issuer, the Guarantors party thereto, U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee and collateral agent, and Elavon Financial Services DAC, as principal paying agent, transfer agent and registrar, as amended, supplemented or otherwise modified from time to time.

“Existing Notes” means (i) the Existing Secured Notes and (ii) the Existing Unsecured Notes.

“Existing Notes Indentures” means (i) the Existing Secured Notes Indentures and (ii) the Existing Unsecured Notes Indenture.

“Existing Secured Notes” means, (i) Existing Dollar Secured Notes and (ii) the Existing Euro Secured Notes.

“Existing Secured Notes Indentures” means the (i) Existing Dollar Secured Notes Indenture and (ii) Existing Euro Secured Notes Indenture.

“Existing Unsecured Notes” means the $2,000.0 million aggregate principal amount of 5.125% senior unsecured notes due 2031 of the Issuers issued under the Existing Unsecured Notes Indenture, to the extent outstanding on the Issue Date.

“Existing Unsecured Notes Indenture” means the Indenture, dated as of April 22, 2021, relating to the Existing Unsecured Notes, by and among the Issuer, the Co-Issuer, the Guarantors party thereto and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee, as amended, supplemented or otherwise modified from time to time.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

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“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period; provided that the pro forma calculation of Fixed Charges for purposes of Section 4.09(a) hereof (and for the purposes of other provisions of this Indenture that refer to Section 4.09(a)) shall not give effect to any Indebtedness being incurred on such date (or on such other subsequent date which would otherwise require pro forma effect to be given to such incurrence) pursuant to Section 4.09(b) hereof (other than Indebtedness incurred pursuant to clauses (1)(b) and (14) thereunder).

For purposes of making the computation described in the prior paragraph of this definition, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any Investment, acquisition, disposition, merger, consolidation, or disposed operation and the amount of income or earnings relating thereto, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer (and may include, for the avoidance of doubt, cost savings, operating expense reductions, and synergies resulting from such Investment, acquisition, disposition, merger, consolidation, or disposed operation which is being given pro forma effect that have been or are expected to be realized). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computations discussed in this definition, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

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“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(1)	Consolidated Interest Expense of such Person for such period;

(2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof or the District of Columbia and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date of any calculation or determination required hereunder; provided, that at any time after the Issue Date, the Issuer may elect to establish that GAAP shall mean the GAAP as in effect as of any date on or after the Issue Date and on or prior to the date of such election; provided that any such election, once made, shall be irrevocable. At any time after the Issue Date, the Issuer may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Indenture), including as to the ability of the Issuer to make an election pursuant to the previous sentence; provided that any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Indenture that requires the application of GAAP for periods that include fiscal quarters ended prior to the Issuer’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that the Issuer may only make such election if it also elects to report any subsequent financial reports required to be made by the Issuer, including pursuant to Section 13 or Section 15(d) of the Exchange Act, in IFRS. The Issuer shall give notice of any such election made in accordance with this definition to the Trustee and the Holders. If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Issuer may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred. Notwithstanding any of the foregoing, for purposes of Section 4.03 herein, GAAP shall mean the GAAP (or IFRS, if the election described above has been made) as in effect from time to time.

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“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A hereto, issued in accordance with Sections 2.01, 2.06(b) or 2.06(d) hereof.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit, and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means each Person that Guarantees the Notes in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate, commodity price or currency risks either generally or under specific contingencies.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Indebtedness” means, with respect to any Person, without duplication:

(1)	any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a)	in respect of borrowed money;

(b)	evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c)	representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes an obligation in respect of a commercial letter of credit, a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable; or

(d)	representing any Hedging Obligations,

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if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (except as otherwise provided in the definition of “Capitalized Lease Obligation” and as set forth in Section 1.05 in respect of leases); provided that Indebtedness of any direct or indirect parent company of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(2)	to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, any obligation of the type referred to in clause (1) above of a third Person (whether or not such item would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of a negotiable instrument for collection in the ordinary course of business; and

(3)	to the extent not otherwise included, any obligation of the type referred to in clause (1) above of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided that, notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business, (b) any operating lease as such an instrument would be determined in accordance with GAAP on the Issue Date or (c) obligations under or in respect of Qualified Securitization Facilities or Sale and Lease-Back Transactions (except any resulting Capitalized Lease Obligations); provided further that Indebtedness shall be calculated without giving effect to Accounting Standards Codification topic 815, Derivatives and Hedging and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that provides services to Persons engaged in Similar Businesses and is, in the good-faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Notes” is defined in the recitals hereto.

“Initial Purchaser” means any of the initial purchasers listed on the cover of the Offering Memorandum, or any of their respective affiliates.

“Intellectual Property” means all intellectual property, including without limitation patents, copyrights, trademarks, know-how, trade secrets, inventions (whether or not patentable), and any applications therefor and reissues, continuations, extensions, renewals, or similar extension of rights thereof; goodwill associated with any of the foregoing; together with all rights to sue for past, present and future infringement, misappropriation, or violation of intellectual property and the goodwill associated therewith.

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“Interest Payment Date” means May 15 and November 15 of each year to stated maturity, beginning with November 15, 2024.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency or nationally recognized statistical rating agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3)	investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) above, which fund may also hold immaterial amounts of cash from time to time pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances and extensions of credit to customers and vendors, and commission, travel, and similar advances to officers, employees, directors and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. In no event shall a guarantee of an operating lease or other business contract of the Issuer or any Restricted Subsidiary be deemed an Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 4.07 hereof:

(1)	“Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that, upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)	the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

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(b)	the portion (proportionate to the Issuer’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment (without adjustment for subsequent increases or decreases in the value of such Investment), reduced by any dividend, distribution, interest payment, return of capital, repayment, reduction in amount guaranteed, consideration for sale or disposition or cash received by the Issuer or a Restricted Subsidiary in respect of such Investment.

“Issue Date” means May 17, 2024.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, and delivered to the Trustee and Authenticating Agent (if any).

“Legal Holiday” means a Saturday, a Sunday, or a day on which commercial banking institutions are not required to be open in the State of New York, or, to the extent applicable, the place of payment.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Market Capitalization” means an amount equal to (1) the total number of issued and outstanding shares of common Equity Interests of the Issuer or any of its direct or indirect parent companies on the date of the declaration of a Restricted Payment permitted pursuant to Section 4.07(b)(9) multiplied by (2) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Material Intellectual Property” means any Intellectual Property owned by either Issuer or any Restricted Subsidiary that is material to the operation of the business of the Issuers and the Restricted Subsidiaries (taken as a whole).

“Material Real Property” means any real property in the United States owned by any Issuer or any Guarantor with a fair market value in excess of $50,000,000.

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“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required (other than required by clause (1) of Section 4.10(b) hereof) to be applied to the repayment of principal, premium, if any, and interest on Indebtedness secured by a Lien on such assets as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture. The Notes shall be treated as a single class for all purposes under this Indenture.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages, and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the confidential offering memorandum, dated May 7, 2024, relating to the sale of the Initial Notes.

“Officer” means the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary or, solely in the case of the Co-Issuer, a Director, of the Issuer or the Co-Issuer, as applicable, or any other officer of the Issuer or the Co-Issuer, as applicable, designated by any of the foregoing individuals.

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“Officer’s Certificate” means a certificate signed on behalf of the Issuer or the Co-Issuer, as applicable, by an Officer of the Issuer or the Co-Issuer, as applicable, who must be the principal executive officer, the principal financial officer, the treasurer, the principal accounting officer, or, solely in the case of the Co-Issuer, a Director, of the Issuer or the Co-Issuer, that meets the requirements set forth in this Indenture.

“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any Cash Equivalents received must be applied in accordance with Section 4.10 hereof.

“Permitted Investments” means:

(1)	any Investment in the Issuer, the Co-Issuer or any Guarantor;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Issuer or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment, in assets of a Person that represent substantially all of its assets or a division, business unit or product line) if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary, including by means of a Division; or

(b)	such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit or product line), including by means of a Division, to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, transfer, or Division;

(4)	any Investment in securities or other assets not constituting Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions described under Section 4.10 hereof or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any modification, replacement, renewal, reinvestment or extension of any such Investment or binding commitment existing on the Issue Date; provided that the amount of any such Investment may be increased in such modification, replacement, renewal, reinvestment, or extension only (a) as required by the terms of such Investment or binding commitment as in existence on the Issue Date or (b) as otherwise permitted under this Indenture;

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(6)	any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a)	in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable (including any trade creditor or customer);

(b)	as a result of the settlement, compromise or resolution of litigation, arbitration, or other disputes with Persons who are not Affiliates;

(c)	in settlement of delinquent obligations of, or other disputes with, customers, trade debtors, licensors, licensees and suppliers arising in the ordinary course of business; or

(d)	as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	(x) Hedging Obligations permitted under clause (10) of Section 4.09(b) hereof and (y) Investments deemed to arise in connection with ordinary course transfers pursuant to Bank Products and other cash pooling agreements, intercompany payables and receivables arising in the ordinary course of business and tax matters or sharing agreements (including pursuant to any employee matters or other similar agreement) existing on the Issue Date or entered into in the ordinary course of business;

(8)	any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at the time outstanding, not to exceed the greater of $280.0 million and 10% of EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that, if any Investment pursuant to this clause (8) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8);

(9)	Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of Section 4.07(a) hereof;

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(10)	guarantees of Indebtedness not prohibited by Section 4.09 hereof; performance guarantees in the ordinary course of business and the creation of Liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with Section 4.12 hereof;

(11)	any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) hereof (except transactions described in clauses (1), (2), (4), (6) and (12) of Section 4.11(b) hereof);

(12)	Investments consisting of purchases and acquisitions of (a) inventory, supplies, material, equipment, or other assets or services or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons and/or (b) any license, agreement, or contract under which a Person receives or grants rights or interests to Intellectual Property (including any license, agreement, or contract to research, develop, commercialize, sell, market, promote, or otherwise exploit any drug or any pharmaceutical, surgical, diagnostic, medical, nutritional or healthcare product or technology (or any combination thereof) within one or more countries, geographic regions and/or territories);

(13)	Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of $750.0 million and 27% of EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that, if any Investment pursuant to this clause (13) is made in any Person that is not a Restricted Subsidiary of the Issuer at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (13);

(14)	Investments in or relating to a Securitization Subsidiary that, in the good-faith determination of the Issuer are necessary or advisable to effect any Qualified Securitization Facility or any repurchase obligation in connection therewith;

(15)	advances to, or guarantees of Indebtedness of, officers, directors, employees or members of management not in excess of $25.0 million outstanding at any time, in the aggregate;

(16)	loans and advances to officers, directors, employees, members of management, and consultants for business-related travel expenses, moving expenses, and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent company thereof;

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(17)	advances, loans or extensions of trade credit in the ordinary course of business or consistent with past practice by the Issuer or any of its Restricted Subsidiaries;

(18)	Investments in the ordinary course of business or consistent with past practice consisting of Uniform Commercial Code (or equivalent statutes) Article 3 endorsements for collection of deposit and Article 4 customary trade arrangements with customers consistent with past practices;

(19)	Investments in the Notes and Guarantees, the Secured Notes and the guarantees thereof and/or the Existing Notes and the guarantees thereof;

(20)	Investments in joint ventures of the Issuer or any of its Restricted Subsidiaries, taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed the greater of $750.0 million and 27% of EBITDA (in each case, determined on the date such Investment is made, with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(21)	any Investment in or by any Captive Insurance Subsidiary in connection with the provision of insurance to the Issuer or any of its Subsidiaries, which Investment is made in the ordinary course of business or consistent with past practice of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable;

(22)	additional Investments if, at the time of the making of any such Investment and after giving pro forma effect thereto (including, without limitation, to the incurrence of any Indebtedness to finance such Investment), the Consolidated Total Debt Ratio would not exceed 3.25 to 1.00;

(23)	any Investments by any Restricted Subsidiary of the Issuer that is not a Guarantor in any other Restricted Subsidiary of the Issuer that is not a Guarantor;

(24)	additional Investments in any Restricted Subsidiary of the Issuer that is not a Guarantor; provided that all such Investments pursuant to this clause (24) shall (A), other than Investments in an aggregate amount not to exceed $250,000,000, be in the form of intercompany loans (provided that in order to comply with the laws and regulations of any applicable jurisdiction, Investments may instead be structured as an equity contribution or otherwise in a form other than an intercompany loan) and (B) not exceed an aggregate amount, when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, equal to $1,200.0 million (excluding (x) the amount of any Investments that constitute transfers pursuant to cash pooling agreements in the ordinary course of business or (y) to the extent constituting Investments, intercompany payables and receivables arising in the ordinary course of business; provided that such payables and receivables do not constitute Indebtedness); and

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(25)	any Investments in connection with the Transactions.

For purposes of determining compliance with this definition, in the event that a proposed Investment (or a portion thereof) meets the criteria of clauses (1) through (25) above, the Issuer shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Investment (or a portion thereof) between such clauses (1) through (25) in any manner that otherwise complies with this definition.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance-related obligations or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case, incurred in the ordinary course of business;

(2)	Liens imposed by law, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction contractors or other like Liens, in each case for sums not yet overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Lien or are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3)	Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(4)	Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit issued, and completion guarantees provided for, pursuant to the request of and for the account of such Person in the ordinary course of its business;

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(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, cable television, telegraph, and telephone lines and other similar purposes, or zoning or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially interfere with the ordinary conduct of the business of such Person;

(6)	Liens securing Indebtedness permitted to be incurred pursuant to clause (4) or (12)(b) of Section 4.09(b) hereof; provided that any such Liens securing Indebtedness permitted to be incurred pursuant to such clause (4) extend only to the assets, the acquisition, construction, repair, replacement, or improvement of which is financed thereby, and any replacements thereof, additions and accessions thereto and any income or profits thereof;

(7)	Liens existing on the Issue Date (other than the liens securing the Senior Credit Facilities, the Secured Notes and the Existing Secured Notes);

(8)	Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided further that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries (other than the proceeds or products of such property or shares of stock or improvements thereon or replacements thereof);

(9)	Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, or consolidation; provided further that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries (other than the proceeds or products of such property or assets or improvements thereon or replacements thereof);

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.09 hereof;

(11)	Liens securing (i) Hedging Obligations and (ii) obligations in respect of Bank Products, in each case, permitted to be incurred in accordance with Section 4.09 hereof;

(12)	Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

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(13)	leases, subleases, licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business which do not interfere in any material respect with the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, and do not secure any Indebtedness;

(14)	Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings;

(15)	Liens in favor of the Issuer or any Guarantor;

(16)	Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to clients of the Issuer or any of its Restricted Subsidiaries;

(17)	Liens on accounts receivable, Securitization Assets and related assets incurred in connection with a Qualified Securitization Facility;

(18)	Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11), and this clause (18); provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on, and replacements of, such property and the products and proceeds thereof) and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under such clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under this Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(19)	deposits made or other security in the ordinary course of business to secure liability to insurance carriers;

(20)	other Liens securing obligations which do not exceed the greater of $700.0 million and 25% of EBITDA at the time of any incurrence of such obligations;

(21)	Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) of Section 6.01 hereof;

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(22)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(23)	Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent statutes) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law or under general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(24)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.09 hereof;

(25)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(26)	Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(27)	Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Credit Facilities or any Affiliate of such a lender in respect of any Bank Products;

(28)	during a Suspension Period only, Liens securing Indebtedness (other than Indebtedness that is secured equally and ratably with (or on a basis subordinated to) the Notes), and Indebtedness represented by Sale and Lease-Back Transactions in an amount not to exceed 15.0% of Total Assets at any time outstanding;

(29)	any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(30)	Liens on the Equity Interests and Indebtedness of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(31)	(i) Liens on cash advances in favor of the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment, and (ii) customary restrictions or dispositions of assets to be disposed of pursuant to merger agreements, stock or asset purchase agreements and similar agreements;

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(32)	any interest or title of a lessor, sub-lessor, licensor or sub-licensor secured by a lessor’s, sub-lessor’s, licensor’s or sub-licensor’s interest under leases or licenses entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(33)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(34)	Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(35)	ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(36)	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(37)	any zoning or similar law or right reserved to or vested in any governmental authority to control or regulate the use of any real property;

(38)	Liens (a) on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Issuer or any Restricted Subsidiary or (b) arising in connection with any consolidated tax group or fiscal unity among the Issuers (and any direct or indirect parent company of any Issuer) and their respective Subsidiaries;

(39)	Liens securing Indebtedness incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted to be incurred pursuant to Section 4.09(b)(1);

(40)	Liens securing Indebtedness permitted to be incurred Section 4.09; provided that at the time of incurrence and after giving pro forma effect thereto, the Consolidated Secured Debt Ratio would be no greater than 3.25 to 1.00; and

(41)	Liens securing (a) obligations under the Notes and any Guarantees thereof and (b) obligations under the Existing Secured Notes .

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

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“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Proceeds” means the fair market value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Facility” means any Securitization Facility that meets the following conditions: (a) the Issuer shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events, and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the applicable Securitization Subsidiary, if any and (b) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary, if any, are made at fair market value.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the May 1 and November 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold for initial resale in reliance on Rule 903 of Regulation S.

“Related Business Assets” means assets (other than Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

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“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not at such time an Unrestricted Subsidiary; provided that, upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s, a division of S&P Global Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Notes” means the $500.0 million aggregate principal amount of the 6.750% senior secured notes due 2034 issued under the Secured Notes Indenture, to the extent outstanding on the Issue Date.

“Secured Notes Indenture” means the indenture, dated the Issue Date, relating to the Secured Notes, as amended, restated, supplemented or otherwise modified from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty, or other revenue streams, and other rights to payment and any other assets related thereto subject to a Qualified Securitization Facility and the proceeds thereof.

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“Securitization Facility” means any of one or more receivables purchase facilities, factoring arrangements or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants, indemnities and other customary limited recourse made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages in, one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Senior Credit Agreement” means that certain Senior Secured Credit Agreement, dated June 2, 2021, as amended pursuant to that certain Amendment No. 1, dated June 30, 2023, and as further amended pursuant to that certain Amendment No. 2, dated May 17, 2024, among the Issuer, as lead borrower, the Co-Issuer, as co-borrower, the guarantors party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as further amended, supplemented, restated, replaced, renewed, extended or otherwise modified from time to time.

“Senior Credit Facilities” means the credit facilities provided from time to time pursuant to the Senior Credit Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (1) any business conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries on the Issue Date and any reasonable extension thereof or (2) any business or other activities that are reasonably similar, related, complementary, incidental or ancillary to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged or propose to be engaged on the Issue Date.

“Subordinated Indebtedness” means:

(1)	any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2)	any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity.

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“Subsidiary” means, with respect to any Person:

(1)	any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company, or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2)	any partnership, joint venture, limited liability company or similar entity of which

(x)            more than 50.0% of the capital accounts, distribution rights, total equity, and voting interests, or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership interest or otherwise, and

(y)            such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer that Guarantees the Notes.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent internal consolidated balance sheet of the Issuer with such pro forma adjustments thereto as are consistent with the pro forma adjustment provisions of the definition of “Fixed Charge Coverage Ratio”.

“Transaction Expenses” means any fees or expenses incurred, paid by or allocated to the Issuer or any of its Restricted Subsidiaries in connection with the Transactions.

“Transactions” means, collectively, any and all of the following (whether or not consummated):(i) the issuance of the Notes and the Secured Notes and the application of the net proceeds therefrom as described in the Offering Memorandum, (ii) the payment of Transaction Expenses, (iii) the entry into an amendment to the Senior Credit Agreement and (iv) all other transactions relating to or in furtherance of the foregoing.

“Treasury Rate” means, as of any Redemption Date with respect to the Notes, the yield to maturity as of the earlier of (1) such Redemption Date or (2) the date on which the Notes are defeased or satisfied and discharged, of the most recently issued United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to May 15, 2029; provided, however, that if the period from the Redemption Date to May 15, 2029 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used; provided, further that if the Treasury Rate determined in accordance with the foregoing shall be less than zero, the Treasury Rate shall be deemed to be zero for all purposes of this Indenture. Any such Treasury Rate shall be obtained by the Issuer.

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“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939, as in force at the date as of which this Indenture was executed (15 U.S.C. §§ 77aaa-77bbbb).

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A attached hereto, that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of, and registered in the name of, the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary), other than the Co-Issuer, to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1)	any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2)	such designation complies with Section 4.07 hereof; and

(3)	each of:

(a)	the Subsidiary to be so designated; and

(b)	its Subsidiaries

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has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1)	the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test described in Section 4.09(a) hereof; or

(2)	the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be equal to or greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuers shall be notified by the Issuer to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities which are direct obligations of, or guaranteed by, The United States of America for the payment of which its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2)	the sum of all such payments.

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“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100.0% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02          Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10
“Additional Amounts”	2.14
“Affiliate Transaction”	4.11
“Agent Members”	2.01
“Alternate Offer”	4.14
“Applicable AML Law”	14.15
“Applicable Premium Deficit”	8.04
“ASC 842”	1.05
“Asset Sale Offer”	4.10
“Authenticating Agent”	2.02
“Authentication Order”	2.02
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14
“Co-Issuer”	Recitals
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.16
“Declined Proceeds”	4.10
“Deemed Date”	4.09
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Fixed Charge Coverage Test”	4.09
“Foreign Disposition”	4.10
“Increased Amount”	4.12
“incur”	4.09
“incurrence”	4.09
“Internal Revenue Code”	1.01
“Issuer”	Recitals
“Issuers”	Recitals
“Legal Defeasance”	8.02
“maximum fixed repurchase price”	1.03
“Note Register”	2.03
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Payor”	2.14
“Permitted Co-Issuer Division”	5.01
“Purchase Date”	3.09
“Redemption Date”	3.07
“Refinancing Indebtedness”	4.09
“Refunding Capital Stock”	4.07
“Registrar”	2.03
“Relevant Taxing Jurisdiction”	2.14
“Restricted Payments”	4.07
“Reversion Date”	4.16
“Second Commitment”	4.10
“Successor Company”	5.01
“Successor Person”	5.01
“Suspended Covenants”	4.16
“Suspension Date”	4.16
“Suspension Period”	4.16
“Taxes”	2.14
“Transaction Agreement Date”	1.05
“Transfer Agent”	2.03
“Treasury Capital Stock”	4.07
“Trustee”	Recitals

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Section 1.03          Rules of Construction and Incorporation by Reference of the Trust Indenture Act. Unless the context otherwise requires:

(a)            a term has the meaning assigned to it;

(b)            an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)            “or” is not exclusive;

(d)            “including” means including without limitation;

(e)            words in the singular include the plural, and in the plural include the singular;

(f)            “shall” and “will” shall be interpreted to express a command;

(g)            provisions apply to successive events and transactions;

(h)            references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i)             unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j)             the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

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(k)            the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(l)             words used herein implying any gender shall apply to any gender;

(m)           in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”;

(n)            (i) the principal amount of any Preferred Stock at any time shall be (A) the maximum liquidation value of such Preferred Stock at such time or (B) the maximum mandatory redemption; and (ii) the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer;

(o)            the phrase “in writing” as used herein shall be deemed to include PDFs, e-mails and other electronic means of transmission, unless otherwise indicated; and

(p)            this Indenture is not subject to any provision of the TIA, except to the extent the TIA is specifically incorporated by reference in or made a part of this Indenture.

Section 1.04          Acts of Holders.

(a)            Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuers. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Issuers, if made in the manner provided in this Section 1.04.

(b)            The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

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(c)            The ownership of Notes shall be proved by the Note Register.

(d)            Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuers in reliance thereon, whether or not notation of such action is made upon such Note.

(e)            The Issuers may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuers prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)            Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)            Without limiting the generality of the foregoing, a Holder, including the Depositary, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary may provide its proxy to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h)            The Issuers may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

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Section 1.05          Measuring Compliance.

(a)            With respect to any (x) Investment or acquisition, in each case, for which the Issuer or any Subsidiary of the Issuer may not terminate its obligations (or may not do so without incurring significant expense) due to a lack of financing for such Investment or acquisition (whether by merger, consolidation or other business combination or the acquisition of Capital Stock or otherwise), as applicable, and (y) repayment, repurchase, or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice), which may be conditional, has been delivered, in each case, for purposes of determining:

(i)            whether any Indebtedness (including Acquired Indebtedness) that is being incurred in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is permitted to be incurred in compliance with Section 4.09 hereof;

(ii)            whether any Lien being incurred in connection with such Investment, acquisition or repayment, repurchase, or refinancing of Indebtedness or to secure any such Indebtedness is permitted to be incurred in accordance with Section 4.12 hereof or the definition of “Permitted Liens”;

(iii)          whether any other transaction undertaken or proposed to be undertaken in connection with such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness complies with the covenants or agreements contained in this Indenture or the Notes; and

(iv)          any calculation of the ratios, including Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Net Income, EBITDA or Total Assets and, whether a Default or Event of Default exists in connection with the foregoing, at the option of the Issuer, the date the definitive agreement for such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness is entered into or irrevocable notice, which may be conditional, of such repayment, repurchase, or refinancing of Indebtedness is given to the holders of such Indebtedness (each, a “Transaction Agreement Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “EBITDA”.

(b)            For the avoidance of doubt, if the Issuer elects to use the Transaction Agreement Date as the applicable date of determination in accordance with the foregoing, (1) any fluctuation or change in the Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Net Income, EBITDA, or Total Assets of the Issuer from the Transaction Agreement Date to the date of consummation of such Investment, acquisition or repayment, repurchase, or refinancing of Indebtedness, will not be taken into account for purposes of determining whether (x) any Indebtedness or Lien that is being incurred in connection with such Investment, acquisition or repayment, repurchase, or refinancing of Indebtedness is permitted to be incurred or (y) any other transaction undertaken in connection with such Investment, acquisition or repayment, repurchase, or refinancing of Indebtedness complies with the covenants or agreements contained in this Indenture or the Notes, and (2) until such Investment, acquisition or repayment, repurchase, or refinancing of Indebtedness is consummated or such definitive agreement is terminated, such Investment, acquisition or repayment, repurchase, or refinancing of Indebtedness and all transactions proposed to be undertaken in connection therewith (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness) that are consummated after the Transaction Agreement Date and on or prior to the date of such consummation or termination.

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(c)            The compliance with any requirement relating to the absence of a Default or Event of Default may be determined as of the Transaction Agreement Date and not as of any later date as would otherwise be required under this Indenture.

(d)            For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment but giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto.

(e)            Notwithstanding anything to the contrary herein, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, such ratio(s) shall be calculated solely for purposes of Sections 4.09 and 4.12 hereof, with respect to such incurrence, issuance or other transaction without giving effect to amounts being utilized under any other basket (other than a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio) on the same date. Each item of Indebtedness, Disqualified Stock or Preferred Stock that is incurred or issued, each Lien incurred and each other transaction undertaken will be deemed to have been incurred, issued or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test.

(f)            Notwithstanding anything to the contrary herein, unless the Issuer elects otherwise, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to adoption by the Issuer of Accounting Standards Codification topic 482, Leases (“ASC 842”) shall continue to be accounted for as operating leases (and not be treated as financing or capital lease obligations or Indebtedness) for purposes of all financial definitions, calculations and deliverables herein (including the calculation of Consolidated Net Income and EBITDA) (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASC 842 or any other change in accounting treatment or otherwise (on a prospective or retroactive basis or otherwise) to be treated as or to be re-characterized as financing or capital lease obligations or otherwise accounted for as liabilities in financial statements. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

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Article II
THE NOTES

Section 2.01          Form and Dating; Terms.

(a)            General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof.

(b)            Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Registrar or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Indenture and the Notes. Members of, or participants in, the Depositary (“Agent Members”) and Persons who hold beneficial interests in a Global Note through an Agent Member shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary. The Depositary may be treated by the Issuers, the Trustee, the Paying Agent, the Registrar and any agent of the foregoing as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee, the Paying Agent, the Registrar or any agent of the foregoing from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of such Depositary governing the exercise of the rights of a Holder of a beneficial interest in any Global Note.

(c)            [Reserved].

(d)            Terms. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors from time to time party hereto and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

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The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited. Subject to compliance with Section 4.09 and Section 4.12 hereof, the Issuers may issue Additional Notes from time to time ranking pari passu with the Initial Notes without notice to or consent of the Holders, and such Additional Notes shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes, except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuer); provided that, if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will have a separate CUSIP and/or ISIN, as applicable. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture.

(e)            DTC, Euroclear and Clearstream Applicable Procedures. Notwithstanding anything in Section 2.06, the Applicable Procedures of DTC shall be applicable to and shall control transfers of beneficial interests in the Global Notes for so long as DTC is the Depositary. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Agent Members through Euroclear or Clearstream.

Section 2.02          Execution and Authentication. At least one Officer of the Issuer (or Issuers, when applicable) shall execute the Notes on behalf of such Issuer by manual, facsimile or electronic (including “PDF”) signature (except as otherwise required by the Applicable Procedures).

If an Officer of any Issuer whose signature is on a Note no longer holds that office at the time the Trustee or its Authenticating Agent authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto, as the case may be, by the manual signature of an authorized signatory of the Trustee or its Authenticating Agent. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee or its Authenticating Agent shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee or its Authenticating Agent shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes.

The Trustee may appoint one or more authenticating agents (each an “Authenticating Agent”) acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

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Section 2.03          Registrar, Transfer Agent and Paying Agent. The Issuers shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (the “Registrar”), (ii) an office or agency where Notes may be transferred or exchanged (the “Transfer Agent”), and (iii) an office or agency where the Notes may be presented for payment (the “Paying Agent”). The Registrar and Transfer Agent shall keep a register of the Notes (the “Note Register”) and of their transfer and exchange and will facilitate transfers of the Notes on behalf of the Issuer. The Issuers may appoint one or more co-registrars, one or more additional paying agents and one or more transfer agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any additional transfer agent and the term “Paying Agent” includes any additional paying agent. For avoidance of doubt, there shall be only one Note Register.

The Issuers initially appoints DTC to act as Depositary with respect to the Global Notes.

The Issuers initially appoint U.S. Bank Trust Company, National Association, as Registrar, Transfer Agent and Paying Agent with respect to the Notes. The rights, powers, duties, obligations and actions of each Agent under this Indenture are several and not joint or joint and several, and the Agents shall only be obliged to perform those duties expressly set out in this Indenture and shall have no implied duties.

The Issuers may change the Registrar, Transfer Agent or Paying Agent without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Registrar, Transfer Agent or Paying Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall, to the extent that it is capable, act as such. An Issuer or any of its Subsidiaries may act as Registrar, Transfer Agent or Paying Agent.

If, and to the extent that, the Notes are listed on an exchange and the rules of such exchange so require, the Issuers shall satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Section 2.04          Paying Agent to Hold Money in Trust. Prior to 11:00 a.m. (New York time) on each due date of the principal of and interest on any Note, the Issuers shall deposit with the Paying Agent (or if the Issuer or a Subsidiary is acting as Paying Agent, segregate and hold for the benefit of the Persons entitled thereto) a sum sufficient to pay such principal and interest when so becoming due. The Issuers shall no later than two Business Days prior to the date on which such payment is due, send to the Paying Agent an irrevocable payment instruction. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. The Issuers shall require each Paying Agent that is not a party to this Indenture to agree in writing that such Paying Agent shall hold for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee under this Section 2.04, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. Upon any bankruptcy or reorganization proceedings relating to any Issuer, the Trustee shall serve as Paying Agent for the Notes. For the avoidance of doubt, a Paying Agent and the Trustee shall be held harmless and have no liability with respect to payments or disbursements (including to the Holders) (i) for which payment instructions are not made or that are not otherwise deposited by the respective times set forth in this Section 2.04 and (ii) until they have confirmed receipt of funds sufficient to make the relevant payment. No money held by an Agent needs to be segregated except as is required by law. The Agents will hold all funds as banker subject to the terms of this Indenture and as a result, such money will not be held in accordance with the rules established by the Financial Conduct Authority in the Financial Conduct Authority’s Handbook of rules and guidance from time to time in relation to client money.

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Section 2.05          Holder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Paying Agent is not the Registrar, the Issuers shall furnish, or cause the Registrar to furnish, to the Paying Agent and the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Paying Agent and the Trustee may request in writing, a list in such form and as of such date as the Paying Agent and the Trustee may reasonably require of the names and addresses of the Holders.

Every Holder, by receiving and holding Notes, agrees with the Issuers and the Trustee that none of the Issuers or the Trustee or any agent of either of them shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with TIA Section 312, regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under TIA Section 312(b).

Section 2.06          Transfer and Exchange.

(a)            Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to the Depositary or a nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (A) the Depositary notifies the Issuers that it is unwilling or unable to continue to act as depositary for such Global Note and a successor depositary is not appointed within 120 days, (B) the Depositary notifies the Issuers that it is unwilling or unable to continue to act as a clearing and settlement agency and a successor clearing agency is not appointed by the Issuers within 120 days, (C) if the Depositary so requests following an Event of Default, or (D) the Issuers, in their sole discretion, determines that all Global Notes should be exchanged for Definitive Notes. Upon the occurrence of any of the events described in clauses (A) through (D) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary or the Issuers, in each case, in accordance with the Depositary’s respective customary procedures. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events described in clauses (A) through (D) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) or (c) hereof.

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(b)            Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)            Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided that, prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)            All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from an Agent Member given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Agent Member account to be credited with such increase or (B) (1) a written order from an Agent Member given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S temporary Global Note prior to (x) the expiration of the Restricted Period and (y) the receipt by the Registrar of any certifications required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Registrar shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

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(iii)          Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)            if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)            if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)            Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

(A)           such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act; or

(B)            the Registrar receives the following:

(1)             if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)             if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

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If any such transfer is effected pursuant to subparagraph (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee or its Authenticating Agent shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)            Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)            Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in clauses (A) through (D) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)            if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)            if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)            if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)            if such beneficial interest is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

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(F)            if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee or its Authenticating Agent shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Agent Member. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except for transfers pursuant to clause (F) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)           [Reserved].

(iii)          Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in clauses (A) through (D) of Section 2.06(a) hereof and if the Registrar receives the following:

(A)           if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(B)            if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (iii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

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(iv)          Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in clauses (A) through (D) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee or its Authenticating Agent shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Agent Member. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)            Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)            Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)           if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)            if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)            if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)            if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

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(E)            if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)            if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Registrar shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)           Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A)            if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(B)            if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (ii), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Registrar shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)          Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Registrar shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

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If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee or its Authenticating Agent shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)            Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In the event that the requesting Holder does not transfer the entire principal amount of Notes represented by any such Definitive Note, the Registrar shall cancel or cause to be canceled such Definitive Note and the Issuers (who will have been informed of such cancelation) shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and deliver to the requesting Holder and any transferee Definitive Notes in the appropriate principal amounts to reflect such transfer. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)            Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)           if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)            if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)            if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

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(ii)           Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A)            if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(B)            if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (ii), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Issuer and the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)          Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)            [Reserved].

(g)            Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)            Private Placement Legend.

(A)           Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT.

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THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS ONE YEAR AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH ANY ISSUER OR ANY AFFILIATE OF ANY ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) ONLY (A) TO ANY ISSUER, THE GUARANTORS OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE U.S. SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN COMPLIANCE WITH REGULATION S UNDER THE U.S. SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT, SUBJECT IN EACH OF THE FOREGOING CASES TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS AND FURTHER SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHTS PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) (I) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE OTHER SIDE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE AND AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

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Except as permitted by subparagraph (B) below, each Global Note and Definitive Note issued in a transaction exempt from registration pursuant to Regulation S shall also bear the legend in substantially the following form:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE U.S. SECURITIES ACT.”

(B)            Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d) (ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)           Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR IN SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO ITS NOMINEE OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, A NOMINEE OF THE DEPOSITARY, HAS AN INTEREST HEREIN.”

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(h)           Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Registrar or by the Depositary at the direction of the Trustee to reflect such increase.

(i)             General Provisions Relating to Transfers and Exchanges.

(i)            To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee or its Authenticating Agent shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)           No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.04 hereof).

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(iii)          Neither the Registrar nor the Issuers shall be required to register the transfer of or exchange any Note selected for redemption or tendered (and not withdrawn) for repurchase in whole or in part, except the unredeemed portion of any Note being redeemed or tendered in part; provided that Notes will only be issued in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof.

(iv)          All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)           Neither the Registrar nor the Issuers shall be required:

(A)           to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the delivery of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such delivery;

(B)            to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part;

(C)            to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date; or

(D)            to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(vi)          Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers and any agent of the foregoing may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Note and for all other purposes, and none of the Trustee, any Agent or the Issuers or any agent of the foregoing shall be affected by notice to the contrary.

(vii)         Upon surrender for registration of transfer of any Note at the office or agency designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

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(viii)        At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and, upon receipt of an Authentication Order, the Trustee or its Authenticating Agent shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix)          All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by electronic delivery.

(x)           Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine, or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfer between or among Agent Members in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.07          Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar, or the Issuers and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss, or theft of any Note, the Issuers shall issue and, upon receipt of an Authentication Order and satisfaction of any other requirement of the Trustee, the Trustee or its Authenticating Agent shall authenticate a replacement Note. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent, and any Authenticating Agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Notwithstanding the foregoing provisions of this Section 2.07, in case any mutilated, destroyed, lost, or stolen Note has become or is about to become due and payable, the Issuers in its discretion may, instead of issuing a new Note, pay such Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. The provisions of this Section 2.07 shall be exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost, or stolen Notes.

Section 2.08          Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee or its Authenticating Agent except for those cancelled by the Registrar, those delivered to the Registrar for cancellation, those reductions in the interest in a Global Note effected by the Registrar in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers, a Guarantor, or an Affiliate of the Issuers or a Guarantor holds the Note.

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If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Guarantor or an Affiliate of the Issuers or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding (including for accounting purposes) and shall cease to accrue interest.

Section 2.09          Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers, a Guarantor or by any Affiliate of the Issuers or a Guarantor, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuers, a Guarantor or any Affiliate of the Issuers or a Guarantor.

Section 2.10          Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuers may prepare and, upon receipt of an Authentication Order, the Trustee or its Authenticating Agent shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers considers appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee or its Authenticating Agent shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11          Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures. Certification of the disposition of all cancelled Notes shall be delivered to the Issuers upon request. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

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Section 2.12          Defaulted Interest. If the Issuers defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuers of any such special record date. At least 15 days before any such special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall send electronically, mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13          CUSIPs and ISINs . The Issuers in issuing the Notes may use CUSIPs and ISINs (in each case, if then generally in use) and, if so, the Trustee shall use CUSIPs and ISINs in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee in writing of any change in the CUSIPs and ISINs.

Section 2.14          Additional Amounts.

(a)            All payments made by or on behalf of the Issuer, the Co-Issuer or any Guarantor (a “Payor”) under or with respect to the Notes or the Guarantees will be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, assessments or other governmental charges of whatsoever nature imposed, levied, collected, withheld or assessed (collectively, “Taxes”) by the United States, the Netherlands, any other jurisdiction in which the Issuer, the Co-Issuer or any Guarantor is then incorporated, organized, engaged in business for tax purposes, or resident for tax purposes, any jurisdiction from or through which any such payment is made by or on behalf of any Payor or any political subdivision or taxing authority thereof or therein (each, a “Relevant Taxing Jurisdiction”), unless such deduction or withholding is required by law.

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(b)            In the event such deduction or withholding of Taxes is required with respect to payments under or with respect to the Notes by law of any Relevant Taxing Jurisdiction (other than the United States), subject to the limitations described below, the Payors will pay such additional amounts (“Additional Amounts”) as may be necessary in order that every net payment received by the beneficial owner of such Note of principal of or interest or any other amount payable on the Notes (including upon redemption), after deduction or withholding for or on account of such Taxes, will not be less than the amount that would have been received in respect of such payments in the absence of such deduction or withholding for or on account of such Taxes. Payment of Additional Amounts shall be made in accordance with the procedures of any applicable securities depositary. However, the Payors’ obligation to pay Additional Amounts shall not apply to:

(i)            any Taxes that would not have been so imposed but for:

(A)           the existence of any present or former connection between such Holder or beneficial owner (or between a fiduciary, settlor, beneficiary, member, partner or shareholder or other equity owner of, or a person having a power over, such Holder or beneficial owner, if such Holder or beneficial owner is an estate, a nominee, a trust, a limited liability company, a partnership, a corporation or other entity) and the Relevant Taxing Jurisdiction, including such Holder or beneficial owner (or such fiduciary, settlor, beneficiary, member, partner or shareholder or other equity owner or person having such a power) being or having been a citizen or resident or treated as a resident of the Relevant Taxing Jurisdiction or being or having been engaged in a trade or business in the Relevant Taxing Jurisdiction or having or having had a permanent establishment in the Relevant Taxing Jurisdiction;

(B)            the failure of such Holder or beneficial owner to comply with a request to provide any certification, information or other reporting requirement, if compliance is required under tax laws and regulations of Relevant Taxing Jurisdiction to establish entitlement to a partial or complete exemption from such Taxes (including, but not limited to, the requirement to provide an applicable Internal Revenue Service Form W-8 (with any required attachment), or any subsequent version thereof or successor thereto);

(ii)           [reserved];

(iii)          any Taxes that would not have been so imposed but for the presentation by the Holder or beneficial owner of such Note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to such Holders, whichever occurs later, except to the extent that such Holder or beneficial owner would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period;

(iv)          any estate, inheritance, gift, sales, transfer, personal property, capital gains, wealth or similar Taxes;

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(v)          any Taxes payable otherwise than by deduction or withholding from a payment on such Note or with respect to any note Guarantee;

(vi)          any Taxes payable by a Holder that is not the beneficial owner of the Note, or that is a fiduciary, partnership, limited liability company or other similar entity, but, in each case, only to the extent that a beneficial owner, a beneficiary or settlor with respect to such fiduciary or member or partner of such partnership, limited liability company or similar entity would not have been entitled to the payment of an additional amount had such beneficial owner, beneficiary, settlor, member or partner received directly its beneficial or distributive share of the payment;

(vii)        any Taxes required to be withheld by any paying agent from any payment on any Note, if such payment can be made without such withholding by at least one other paying agent;

(viii)        any Taxes imposed under Sections 1471 through 1474 of the Internal Revenue Code (or any amended or successor provision that is substantively comparable), any current or future regulations or official interpretation thereof, any agreement entered into pursuant to Section 1471(b) of the Internal Revenue Code or any fiscal or regulatory legislation, rule or practice adopted pursuant to any intergovernmental agreement, treaty or convention entered into in connection with the implementation of the foregoing;

(ix)          any Taxes imposed under or in connection with the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021); or

(x)           any combination of items (i), (ii), (iii), (iv), (v), (vi), (vii), (viii) and (ix).

(c)            For purposes of this Section 2.14, the acquisition, ownership, enforcement, or holding of or the receipt of any payment with respect to a Note will not constitute a connection (x) between the Holder or beneficial owner and the United States or (y) between a fiduciary, settlor, beneficiary, member, partner or shareholder or other equity owner of, or a person having a power over, such Holder or beneficial owner if such Holder or beneficial owner is an estate, a trust, a limited liability company, a partnership, a corporation or other entity and the United States.

(d)           Any reference in this Indenture or in the Notes to principal or interest or other payment on the Notes shall be deemed to refer also to Additional Amounts that may be payable under the provisions of this Section 2.14.

(e)            Except as specifically provided under this Section 2.14, the Issuer will not be required to make any payment with respect to any tax, duty, assessment or other governmental charge imposed by any government or any political subdivision or taxing authority of or in the United States, the Netherlands or any other Relevant Taxing Jurisdiction. The foregoing obligations will survive any termination, defeasance or discharge of this indenture and will apply mutatis mutandis to any jurisdiction in which any successor to a Payor is organized or otherwise considered to be a resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein.

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Article III
REDEMPTION

Section 3.01          Notices to Trustee. If the Issuers elect to redeem Notes pursuant to Section 3.07 hereof, it shall furnish to the Trustee and Paying Agent, at least five Business Days (unless a shorter notice shall be agreed to by the Trustee or Paying Agent) before notice of redemption is required to be delivered to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price.

Section 3.02          Selection of Notes to Be Redeemed. If less than all of the Notes are to be redeemed at any time, the Paying Agent shall select the Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed as certified to the Paying Agent by the Issuers, or if the Notes are not so listed or such exchange prescribes no method of selection, on a pro rata basis, by lot or by such other method as the Paying Agent shall deem fair and appropriate and otherwise in such manner as complies with the Applicable Procedures. Neither the Trustee nor the Paying Agent shall be liable for any selection made by it in accordance with this paragraph (including the procedures of the relevant depositaries).

The Trustee shall promptly notify the Issuers in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in amounts of $200,000 and any integral multiple of $1,000 in excess thereof; no Note of less than $200,000 can be redeemed in part, except that, if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a principal amount of at least $200,000, shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03          Notice of Redemption. Subject to Sections 3.07(f), 3.09 and 3.11 hereof, the Issuer shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but not more than 60 days before the Redemption Date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered more than 60 days prior to a Redemption Date if the notice is issued in connection with a conditional redemption or Article VIII or Article XI hereof. For Notes held by DTC or a nominee of DTC, notices of redemption shall be delivered in accordance with DTC’s Applicable Procedures.

The notice shall identify the Notes to be redeemed and shall state:

(a)            the Redemption Date;

(b)            the redemption price;

(c)            if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder of the Notes upon cancellation of the original Note;

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(d)           the name and address of the Paying Agent;

(e)            that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f)            that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date;

(g)            the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(h)           the CUSIP and ISIN, if any, printed on the Notes being redeemed and that no representation is made as to the correctness or accuracy of any such CUSIP and ISIN that is listed in such notice or printed on the Notes; and

(i)             any condition to such redemption.

At the Issuers’ request, the Trustee or Paying Agent shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuers shall have delivered to the Trustee and Paying Agent, at least five Business Days before notice of redemption is required to be delivered electronically, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee or the Paying Agent ), an Officer’s Certificate requesting that the Trustee or Paying Agent give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph and setting forth the form of such notice.

Section 3.04          Effect of Notice of Redemption. Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the Redemption Date at the redemption price (except as provided for in Section 3.07(f) hereof). The notice, if given in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice as provided herein or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Sections 3.05 and 3.07(f) hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Section 3.05          Deposit of Redemption Price.

(a)            Prior to 11:00 a.m. (New York time) on the Redemption Date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes to be redeemed.

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(b)           If the Issuers comply with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption is not paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06          Notes Redeemed in Part. Upon surrender of a Note that is redeemed in part, the Issuers shall issue and, upon receipt of an Authentication Order, the Trustee or its Authenticating Agent shall authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed portion of the Note surrendered; provided that each new Note will be in a minimum principal amount of $200,000 and any integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate of the Issuer is required for the Trustee to authenticate such new Note.

Section 3.07          Optional Redemption.

(a)            At any time prior to May 15, 2029, the Issuers may on one or more occasions redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (each date on which a redemption occurs, a “Redemption Date”), subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)            On and after May 15, 2029, the Issuers may on one or more occasions redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 hereof, at the applicable redemption price (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2029	103.938%
2030	102.625%
2031	101.313%
2032 and thereafter	100.000%

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(c)            In addition, prior to May 15, 2027, the Issuers may, at their option, and on one or more occasions, redeem up to 40% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes issued under this Indenture after the Issue Date) at a redemption price equal to 107.875% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with funds in an aggregate amount equal to the net cash proceeds of one or more Equity Offerings of the Issuers or any direct or indirect parent company of either of the Issuers after the Issue Date to the extent such net cash proceeds are contributed to such Issuer; provided that (1) at least 60% of the total of (A) the aggregate principal amount of Notes originally issued under this Indenture on the Issue Date and (B) the aggregate principal amount of any Additional Notes issued under this Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (2) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d)            The Issuers or their Affiliates may, at any time and from time to time, acquire Notes by means other than a redemption, whether by tender offer, exchange offer, open market purchases, negotiated transactions, or otherwise, upon such terms and at such prices as the Issuers or their Affiliates may determine, which may be more or less than the consideration for which the Initial Notes or any Additional Notes are initially sold and could be for cash or other consideration.

(e)            In connection with any tender offer for the Notes (including any Change of Control Offer or Asset Sale Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice (provided that such notice is not given more than 30 days following such purchase date) to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer (excluding any early tender premium or consent payment) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record of the Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(f)            Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Notice of any redemption or purchase, whether in connection with an Equity Offering, other transaction or otherwise, may be given prior to the completion thereof, and any such notice may, unless otherwise provided herein, at the Issuers’ discretion, be subject to one or more conditions precedent. If a redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice was sent) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion) or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date or purchase date, or by the Redemption Date or purchase date as so delayed; provided that if a Redemption Date or purchase date is delayed, the setting of any new Redemption Date or purchase date shall be subject to the Applicable Procedures. In addition, the Issuers may provide in such notice that payment of the redemption price or purchase price and performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person.

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Section 3.08          Mandatory Redemption The Issuers shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

Section 3.09          Offers to Repurchase by Application of Excess Proceeds.

(a)            In the event that, pursuant to Section 4.10 hereof, the Issuers shall be required to commence an Asset Sale Offer, they shall follow the procedures specified below.

(b)            The Asset Sale Offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuers shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and, if required by the terms of any other debt that is pari passu with the Notes in right of payment (on a pro rata basis, if applicable, with adjustments as necessary so that no Note or other debt that is pari passu with the Notes in right of payment will be repurchased in part in an unauthorized denomination), or, if less than the Offer Amount has been tendered, all Notes and other debt that is pari passu with the Notes in right of payment tendered in response to the Asset Sale Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c)            If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, then any accrued and unpaid interest to, but excluding, the Purchase Date shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date.

(d)           Upon the commencement of an Asset Sale Offer, the Issuers shall send electronically or by first-class mail, postage prepaid, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The Asset Sale Offer shall be made to all Holders and, if required by the terms of any other debt that is pari passu with the Notes in right of payment, to the holders of such other debt that is pari passu with the Notes in right of payment. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)            that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer shall remain open;

(ii)           the Offer Amount, the purchase price and the Purchase Date;

(iii)          that any Note not tendered or accepted for payment shall continue to accrue interest;

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(iv)          that, unless the Issuers default in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Purchase Date;

(v)           that any Holder electing to have less than all of the aggregate principal amount of its Notes purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof;

(vi)          that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer such Note by book-entry transfer, to the Issuers, a depositary, if appointed by the Issuers, or a Paying Agent at the address specified in the notice at least two Business Days before the Purchase Date;

(vii)         that Holders shall be entitled to withdraw their election if the Issuers, the Depositary or the Paying Agent, as the case may be, receives, not later than the close of business on the fourth Business Day prior to the expiration date of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii)        that, if the aggregate principal amount of Notes and other debt that is pari passu with the Notes in right of payment surrendered by the holders thereof exceeds the Offer Amount, subject to the Applicable Procedures, the Paying Agent shall select the Notes and such other debt that is pari passu with the Notes in right of payment to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other debt that is pari passu with the Notes in right of payment tendered (with such adjustments as may be deemed appropriate by the Issuer so that only Notes in denominations of $200,000 and any integral multiple of $1,000 in excess thereof will be purchased); and

(ix)          that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer); provided that the unpurchased portion of any Note must be equal to at least $200,000 and any integral multiple of $1,000 in excess thereof.

(e)            On or before the Purchase Date, the Issuers shall, to the extent lawful, subject to the Applicable Procedures, (1) accept for payment, on a pro rata basis as described in clause (d)(viii) of this Section 3.09, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

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(f)            The Issuers, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuers for purchase, and the Issuers shall promptly issue a new Note, and the Trustee or its Authenticating Agent, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate of the Issuer is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that new Notes will only be issued in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuers shall publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Purchase Date.

(g)           Prior to 11:00 a.m. (New York time) on the Purchase Date, the Issuers shall deposit with the Trustee or with the Paying Agent money sufficient to pay the purchase price of and accrued and unpaid interest on all Notes to be purchased on that Purchase Date. The Trustee or the Paying Agent shall promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the purchase price of, and accrued and unpaid interest on, all Notes to be redeemed.

Other than as specifically provided in this Section 3.09 or Section 4.10 hereof, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

Section 3.10          Taxation Redemption.

(a)            The Notes may be redeemed at the Issuers’ option, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for redemption and all Additional Amounts, if any, then due, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, at any time, in accordance with Section 3.03 hereof if:

(i)            the Issuers have or will become obligated to pay Additional Amounts on the next interest payment date as a result of (x) any change in or amendment to the laws, regulations or rulings of the any Relevant Taxing Jurisdiction affecting taxation, or (y) any change in or amendment to an official application, interpretation, administration or enforcement of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of the Offering Memorandum; or

(ii)            any action shall have been taken by a taxing authority, or any action has been brought in a court of competent jurisdiction, in any Relevant Taxing Jurisdiction, including any of those actions specified in (i) above, whether or not such action was taken or brought with respect to the Issuer, or any change, clarification, amendment, application or interpretation of such laws, regulations or rulings in any such case, that have not been publicly announced before, and are officially proposed on or after the date of the Offering Memorandum, which results or will result in the Issuer being required to pay Additional Amounts on the next Interest Payment Date (each of the foregoing clauses (i) and (ii), a “Change in Tax Law”).

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(b)            The Change in Tax Law must become effective on or after the date of the Offering Memorandum (or, if the applicable Relevant Taxing Jurisdiction becomes a Relevant Taxing Jurisdiction after the date of this Indenture, such a change that occurs after such later date). The Issuers will not give any such notice of redemption earlier than 60 days nor later than 10 days prior to the date fixed for redemption. Prior to the publication of any notice of redemption for the reasons specified in Section 3.10(a) hereof, the Issuers will deliver to the Trustee and the Paying Agent:

(i)            an Officer’s Certificate stating that the Issuers are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the Issuer’s right so to redeem have occurred, and

(ii)           an Opinion of Counsel to the effect that the Issuers have or will become obligated to pay such Additional Amounts as a result of such change or amendment or that the Issuers are or will be required to pay such Additional Amounts as a result of such action or proposed change, clarification, amendment, application or interpretation, as the case may be.

(c)            Such notice, once delivered by the Issuers to the Trustee and the Paying Agent, will be irrevocable.

Section 3.11          [Reserved].

Article IV
COVENANTS

Section 4.01          Payment of Notes. The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuers, a Guarantor or an Affiliate of the Issuers or a Guarantor, holds as of 11:00 a.m. (New York time) on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02          Maintenance of Office or Agency. The Issuers shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) required under Section 2.03 hereof where Notes may be presented for payment or surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices, and demands may be made or served at the Corporate Trust Office; provided that the Corporate Trust Office shall not be a location for service of legal process on the Issuer.

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The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of its obligation to maintain such offices or agencies as required by Section 2.03 for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The Issuers hereby designates the Corporate Trust Office as one such office or agency of the Issuer in accordance with Section 2.03 hereof.

Section 4.03          Reports and Other Information.

(a)            Whether or not the Issuer is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as the Notes are outstanding, the Issuer will furnish to the Holders or post on its website or file with the SEC for public availability:

(1)           within 90 days after the end of each fiscal year (or such other period then in effect under the rules and regulations promulgated under the Exchange Act with respect to the filing of an Annual Report on Form 10-K by a non-accelerated filer), an annual report as would be required to be filed with the SEC on Form 10-K if the Issuer were required to file such reports;

(2)           beginning with the fiscal quarter ending June 30, 2024, within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such other period then in effect under the rules and regulations promulgated under the Exchange Act with respect to the filing of a Quarterly Report on Form 10-Q by a non-accelerated filer), a quarterly report as would be required to be filed with the SEC on Form 10-Q if the Issuer were required to file such reports; and

(3)           as soon as practicable (and in any event no later than five days after the period then in effect under the rules and regulations promulgated under the Exchange Act with respect to the filing of a Current Report on Form 8-K) after the occurrence of an event required to be therein reported, a current report as would be required to be filed with the SEC on Form 8-K if the Issuer were required to file such reports; provided, however, that, if the last day of any such period is not a Business Day, such report will be due on the next succeeding Business Day.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations of the SEC applicable to such reports. For the avoidance of doubt, such reports (x) will not be required to include separate financial information that would be required by Rules 3-10 and 3-16 of Regulation S-X and (y) will not be subject to the Trust Indenture Act.

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The Issuer or any direct or indirect parent company of the Issuer will maintain a public or non-public website on which Holders, prospective investors and securities analysts are given access to the annual and quarterly financial information described above (and if applicable, the quarterly information described in Section 4.03(b)). If the website containing the financial reports is not available to the public, the Issuer or any direct or indirect parent company of the Issuer will direct Holders, prospective investors and securities analysts on its publicly available website to contact the Issuer to obtain access to the non-public website.

(b)           [Reserved].

(c)            If any direct or indirect parent company of the Issuer files reports with the SEC in accordance with Section 13 of 15(d) of the Exchange Act, whether voluntarily or otherwise, in compliance with the filing periods specified in Section 4.03(a) hereof, then the Issuer shall be deemed to comply with this Section 4.03. For the avoidance of doubt, such reports need not include separate financial information required by Rules 3-10 and 3-16 of Regulation S-X; provided that, if such direct or indirect parent company of the Issuer has more than de minimis operations separate and apart from its ownership in the Issuer, then the financial statements of the direct or indirect parent company will be required to provide consolidating information, which need not be audited, that explains in reasonable detail the differences between the information relating to such parent company and its Subsidiaries, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

(d)           To the extent not satisfied by the foregoing, the Issuer will, for so long as any Notes are outstanding, furnish to Trustee, securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (which may be satisfied by posting materials to the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system).

(e)            Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations under this Section 4.03 for purposes of clause (3) under Section 6.01 hereof until 120 days after the date any report is due under this Section 4.03, and failure to comply with this Section 4.03 shall be automatically cured when the Issuer or its direct or indirect parent company provides all required reports to the Holders (including to the Trustee for delivery to the Holders) or files all required reports with the SEC.

The Trustee shall have no responsibility to determine whether any report has been filed by the Issuer or posted on the Issuer’s website.

Delivery of such reports, information, and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

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Section 4.04           Compliance Certificate.

(a)            The Issuers shall deliver to the Trustee, within 90 days after the end of each fiscal year ending after the Issue Date (or 120 days after the first fiscal year ending after the Issue Date), a certificate from any Officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to his or her knowledge, on behalf of the Issuer, the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Indenture and no Default has occurred and is continuing with respect to any of the terms, provisions, covenants and conditions in this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b)            When any Default has occurred and is continuing under this Indenture, the Issuers shall within 20 Business Days after becoming aware of such Default (unless such Default shall have been cured or waived prior to the expiration of such 20 Business Day period) deliver to the Trustee an Officer’s Certificate specifying such event and what action the Issuers are taking or propose to take with respect thereto.

Section 4.05          [Reserved].

Section 4.06         Stay, Extension and Usury Laws. The Issuers and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuers and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07          Limitation on Restricted Payments.

(a)            The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I)            declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend, payment or distribution payable in connection with any merger or consolidation other than:

(A)           dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests of the Issuer; or

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(B)            dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II)          purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including in connection with any merger or consolidation, in each case, held by Persons other than the Issuer or any Restricted Subsidiary of the Issuer;

(III)         make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(A)            Indebtedness permitted under clauses (7), (8), and (9) of Section 4.09(b) hereof; or

(B)            the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of payment, redemption, repurchase, defeasance, acquisition, or retirement; or

(IV)         make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) in this Section 4.07(a) (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1)           no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(2)           immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 4.09(a) hereof; and

(3)            such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Effective Date (including Restricted Payments permitted by clause (1) of, but excluding all other Restricted Payments permitted by, Section 4.07(b) hereof), is less than the sum of (without duplication):

(A)            50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) beginning on April 1, 2021 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

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(B)            100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Issuer after the Effective Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof) from the issue or sale of:

(i)            (A)Equity Interests of the Issuer, including Treasury Capital Stock, but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)            Equity Interests to any future, present or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer, any direct or indirect parent company of the Issuer or any of the Issuer’s Subsidiaries after the Effective Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof; and

(y)            Designated Preferred Stock; and

(B)            to the extent such net cash proceeds or other property are actually contributed to the Issuer, Equity Interests of the Issuer’s direct or indirect parent companies (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 4.07(b) hereof); or

(ii)             Indebtedness of the Issuer or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

provided that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock applied in accordance with clause (2) of Section 4.07(b) hereof, (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (Z) Excluded Contributions; plus

(C)            100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Issuer after the Effective Date (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of Section 4.09(b) hereof, (ii) contributions by a Restricted Subsidiary, (iii) any Excluded Contributions, and (iv) proceeds of Indebtedness of any direct or indirect parent company of the Issuer to the extent such proceeds have been contributed to the Issuer or any of its Restricted Subsidiaries and such Indebtedness has been guaranteed by the Issuer or any of its Restricted Subsidiaries); plus

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(D)            100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(i)              the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of, or other returns on Investments from, Restricted Investments made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries (other than, in each case, to the extent that the Restricted Investment was made pursuant to clause (11) of Section 4.07(b) hereof), in each case, after the Effective Date; or

(ii)             the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or clause (11) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Issue Date; plus

(E)            in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after the Issue Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred), at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets (other than, in each case, to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or clause (11) of Section 4.07(b) hereof or to the extent such Investment constituted a Permitted Investment); plus

(F)            the greater of $420.0 million and 15% of EBITDA at the time of such Restricted Payment; plus

(G)            the aggregate amount of Declined Proceeds since the Issue Date.

(b)            The provisions of Section 4.07(a) hereof will not prohibit:

(1)            the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of the redemption notice, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Indenture;

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(2)           (a) the redemption, repurchase, retirement, or other acquisition of any Equity Interests (“Treasury Capital Stock”) or Subordinated Indebtedness of the Issuer or any Equity Interests of any direct or indirect parent company of the Issuer, in exchange for, or out of the proceeds of the sale (within 90 days of such redemption, repurchase, retirement or other acquisition or other Restricted Payment) (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent contributed to the Issuer (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (b) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement, and (c) the declaration and payment of accrued dividends on Treasury Capital Stock out of the proceeds of a sale of Refunding Capital Stock (other than to a Restricted Subsidiary or to an employee stock ownership plan or any trust established by the Issuer or any Restricted Subsidiary) made within 90 days of such sale;

(3)           the prepayment, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (A) Subordinated Indebtedness of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale (made within 90 days of such prepayment, defeasance, redemption, repurchase, exchange, acquisition or retirement) of, new Indebtedness of the Issuer or any Subsidiary Guarantor, as the case may be, or (B) Disqualified Stock of the Issuer or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the sale (made within 90 days of such prepayment, defeasance, redemption, repurchase, exchange, acquisition or retirement) of, Disqualified Stock of the Issuer or any Subsidiary Guarantor, which, in each case, is incurred or issued, as applicable, in compliance with Section 4.09 hereof so long as:

(A)           the principal amount (or accreted value, if applicable) of such new Indebtedness or the liquidation preference of such new Disqualified Stock does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Subordinated Indebtedness or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired, plus the amount of any premium (including tender premiums) required to be paid under the terms of the instrument governing the Subordinated Indebtedness or Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired, or retired, defeasance costs and any fees and expenses incurred in connection therewith;

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(B)            such new Indebtedness or Disqualified Stock is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness or Disqualified Stock so prepaid, defeased, redeemed, repurchased, exchanged, acquired, or retired;

(C)            such new Indebtedness or Disqualified Stock has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness or Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the maturity date of the Notes); and

(D)            such new Indebtedness or Disqualified Stock has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness or Disqualified Stock being so prepaid, defeased, redeemed, repurchased, exchanged, acquired or retired (or, if earlier, the date that is 91 days after the maturity date of the Notes);

(4)            a Restricted Payment to pay for the repurchase, redemption, retirement, or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, officer, director, member of management, or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner, or former domestic partner of any of the foregoing) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement (and including, for the avoidance of doubt, any principal and interest on any notes issued by the Issuer or any direct or indirect parent company of the Issuer in connection such repurchase, redemption, retirement, or other acquisition and any tax related thereto); provided that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $60.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $85.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(A)            the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to any future, present, or former employee, officer, director, member of management, or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner, or former domestic partner of any of the foregoing) of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the net cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of Section 4.07(a) hereof; plus

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(B)            the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; plus

(C)            the amount of any cash bonuses otherwise payable to employees, officers, directors, members of management, or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that are foregone in return for receipt of Equity Interests; less

(D)            the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A), (B) and (C) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from any future, present, or former employee, officer, director, member of management or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner or former domestic partner of any of the foregoing) of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(5)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 4.09 hereof to the extent such dividends are included in the definition of “Fixed Charges”;

(6)           (A)            the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer or any of its Restricted Subsidiaries after the Issue Date;

(B)            the declaration and payment of dividends or distributions to any direct or indirect parent company of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent company issued after the Issue Date; provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(C)            the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this Section 4.07(b); provided, in the case of each of (A) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

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(7)           Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to Cash Equivalents), not to exceed the greater of $280.0 million and 10% of EBITDA at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)           (A) payments made or expected to be made by the Issuer or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise or settlement, as the case may be, of Equity Interests by any future, present, or former employee, officer, director, member of management, or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner, or former domestic partner of any of the foregoing) of the Issuer, any of its Subsidiaries, or any of its direct or indirect parent companies; and (B) repurchases of Equity Interests deemed to occur upon exercise or settlement, as the case may be, of options, warrants, or similar instruments if such Equity Interests represent a portion of the exercise price thereof or required withholding or similar taxes;

(9)           (a) so long as the Consolidated Total Debt Ratio does not exceed 3.50 to 1.00, Restricted Payments in an aggregate amount per calendar year not to exceed the greater of (x) $500.0 million and (y) 5.5% of the Market Capitalization of the Issuer and (b) if the Consolidated Total Debt Ratio is greater than 3.50:1.00, Restricted Payments in an aggregate amount per calendar year not to exceed the greater of (x) $350.0 million and (y) 3.9% of the Market Capitalization of the Issuer;

(10)         Restricted Payments in an amount equal to the amount of Excluded Contributions made;

(11)         other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of $750.0 million and 27% of EBITDA at such time;

(12)         distributions or payments of Securitization Fees;

(13)         [Reserved];

(14)         the repurchase, redemption, or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Section 4.10 and Section 4.14 hereof; provided that all Notes validly tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed, acquired, or retired for value;

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(15)         Restricted Payments to pay for the repurchase, redemption, retirement, or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies; provided that the aggregate Restricted Payments made under this clause (15) do not exceed in any calendar year $50.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years);

(16)         the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Cash Equivalents);

(17)         the repurchase, redemption, or other acquisition for value of Equity Interests deemed to occur in connection with paying cash in lieu of issuing fractional shares in connection with (A) any dividend, distribution, split, reverse split, merger, consolidation, amalgamation, or other business combination, in each case, to the extent not prohibited by this Indenture, or (B) the exercise or settlement of options, warrants or similar instruments convertible into or exchangeable for Equity Interests of the Issuer or any direct or indirect parent company of the Issuer;

(18)         the making of any Restricted Payment if, at the time of the making of such payment and after giving pro forma effect thereto (including to the incurrence of any Indebtedness to finance such payments), the Consolidated Total Debt Ratio would not exceed 3.00 to 1.00; and

(19)         any Restricted Payment pursuant to or in connection with the Transactions;

provided that, at the time of, and after giving effect to, any Restricted Payment permitted under clauses (11), (16) and (18) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

For purposes of determining compliance with this Section 4.07, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (18) of this Section 4.07(b) or is entitled to be made pursuant to Section 4.07(a) hereof, the Issuer will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) between such clauses (1) through (18) and Section 4.07(a) hereof in a manner that otherwise complies with this Section 4.07; except that the Issuer may not reclassify any Restricted Payment as having been made under clause (18) of this Section 4.07(b) if originally made under any other clause of this Section 4.07(b) or under Section 4.07(a) hereof.

(c)            As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate sentence of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 4.07(a) hereof or under clause (7), (10), (11), or (18) of Section 4.07(b) hereof, or pursuant to the definition of “Permitted Investments”, and, if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the covenants set forth in this Indenture.

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(d)            Notwithstanding anything in this Indenture to the contrary, (a) the Issuer and its Restricted Subsidiaries shall not be permitted to contribute, dispose of or otherwise transfer legal title to, or license on an exclusive basis, any Material Intellectual Property to any Unrestricted Subsidiary, and (b) the Issuers shall not be permitted to designate any Restricted Subsidiary that holds Material Intellectual Property as an Unrestricted Subsidiary (whether upon initial designation or subsequent investment), in each case, other than in connection with transactions that have a bona fide business purpose so long as such transactions are not undertaken (i) to facilitate an incurrence of Indebtedness, (ii) to facilitate a Restricted Payment or (iii) in connection with a liability management transaction.

Section 4.08          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)            The Issuer shall not, and shall not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(i)            (A)           pay a dividend or make any other distribution to the Issuer or any Guarantor on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(B)            pay any Indebtedness owed to the Issuer or any Guarantor;

(ii)           make any loan or advance to the Issuer or any Guarantor; or

(iii)          sell, lease or transfer any of its properties or assets to the Issuer or any Guarantor.

(b)            The restrictions in Section 4.08(a) hereof shall not apply to encumbrances or restrictions existing under or by reason of:

(1)           contractual encumbrances or restrictions in effect on the Issue Date;

(2)           (i) this Indenture, (ii) the Notes (and the Guarantees thereof), (iii) the Existing Notes Indentures, (iv) the Existing Notes (and the guarantees thereof and any collateral documents relating thereto), (v) the Senior Credit Facilities (and the guarantees thereof and any collateral documents relating thereto), (vi) the Secured Notes Indenture, (vii) the Secured Notes (and the guarantees thereof and any collateral documents relating to the Secured Notes) and (viii) Hedging Obligations;

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(3)           purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations that impose restrictions of the nature discussed in clause (3) of Section 4.08(a) hereof on the property so acquired;

(4)           applicable law or any applicable rule, regulation or order;

(5)           any agreement or other instrument of a Person acquired by or merged or consolidated with or into or wound up into the Issuer or any of its Restricted Subsidiaries, or of an Unrestricted Subsidiary that is designated as a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case, that is in existence at the time of such transaction (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired, designated or assumed;

(6)           any contract or agreement for the sale of assets, including any customary restriction with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(7)           secured Indebtedness otherwise permitted to be incurred pursuant to Section 4.09 hereof and Section 4.12 hereof that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(8)           restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(9)           other Indebtedness, Disqualified Stock or Preferred Stock permitted to be incurred or issued subsequent to the Issue Date pursuant to Section 4.09 hereof and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness, Disqualified Stock, or Preferred Stock are not materially more restrictive, taken as a whole, as determined by the Issuer in good faith, than the provisions contained in the Senior Credit Facilities as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness, Disqualified Stock or Preferred Stock will not materially affect the Issuer’s ability to make principal or interest payments on the Notes when due;

(10)         customary provisions in any operating agreement, joint venture agreement, asset sale agreement or other similar agreement, or other similar arrangements;

(11)         customary provisions contained in leases, sub-leases, licenses, sub-licenses, or similar agreements, including with respect to intellectual property, in each case, entered into in the ordinary course of business;

(12)         any encumbrance or restriction of the type referred to in clauses (1), (2), and (3) of Section 4.08(a) hereof imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, or refinancing of any of the contracts, instruments, or obligations referred to in clauses (1) through (11) and (13) through (15) of this Section 4.08(b); provided that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, or refinancing is, in the good-faith judgment of the Issuer, not materially more restrictive taken as a whole with respect to such dividend and other payment restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

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(13)         restrictions created in connection with any Qualified Securitization Facility that, in the good-faith determination of the Issuer, are necessary or advisable to effect such Qualified Securitization Facility;

(14)         restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale, or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are subject to such agreement, the payment rights arising thereunder, or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary; and

(15)         restrictions contained in agreements (other than Indebtedness) arising in the ordinary course of business; provided that such restrictions do not prohibit (except upon an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the Issuer in good faith, to make principal or interest payments on the Notes when due.

Section 4.09          Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)            The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”), with respect to any Indebtedness (including Acquired Indebtedness), and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 (the “Fixed Charge Coverage Test”), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided further that the amount of Indebtedness (including Acquired Indebtedness) for borrowed money, Disqualified Stock and Preferred Stock that may be incurred or issued, as applicable, pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not (together with (x) any Refinancing Indebtedness in respect thereof incurred or issued by Restricted Subsidiaries that are not Guarantors and outstanding pursuant to clause Section 4.09(b)(13) and (y) the amount of Indebtedness for borrowed money, Disqualified Stock and Preferred Stock, incurred or issued by Restricted Subsidiaries that are not Guarantors pursuant to Section 4.09(b)(12)(b) and any Refinancing Indebtedness in respect thereof incurred or issued by Restricted Subsidiaries that are not Guarantors and outstanding pursuant to clause Section 4.09(b)(13)) exceed the greater of $700.0 million and 25% of EBITDA outstanding as of the time of any incurrence pursuant to this Section 4.09(a).

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(b)           The provisions of Section 4.09(a) hereof shall not apply to:

(1)           the incurrence of (A) Indebtedness under Credit Facilities by the Issuer or any Guarantor and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof); provided that, immediately after giving effect to any such incurrence or issuance, the then-outstanding aggregate principal amount of all Indebtedness incurred or issued under this clause (1) (including, for avoidance of doubt, clause (B) of this clause (1)) does not exceed the sum of (a) the greater of $2,100.0 million and 75% of EBITDA, plus (b) $6,000.0 million, plus (c) the maximum amount of Indebtedness such that, after giving pro forma effect to such incurrence (in a manner consistent with the calculation of the Fixed Charge Coverage Ratio), the Consolidated Total Debt Ratio of the Issuer does not exceed 3.25 to 1.00 (provided that, for purposes of determining the amount of Indebtedness that may be incurred pursuant to this subclause (c), all Indebtedness incurred pursuant to this clause (1) (including, for avoidance of doubt, clause (B) of this clause (1)) shall be deemed to be secured by a Lien on property of the Issuer and its Restricted Subsidiaries) and (B) Indebtedness under Credit Facilities by the Issuer or any Guarantor that serves to extend, replace, refund, refinance, renew, or defease any Indebtedness originally incurred pursuant to clause (A) of this clause (1), including additional Indebtedness incurred or issued to pay premiums (including tender premiums), defeasance costs, and accrued interest, fees, and expenses in connection with such extension, replacement, refunding, refinancing, renewal or defeasance;

(2)           the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee)(other than any Additional Notes);

(3)           Indebtedness of the Issuer and its Subsidiaries in existence on the Issue Date (other than Indebtedness (a) under the Senior Credit Facilities, (b) the Secured Notes or (c) as described in clause (2) of this Section 4.09(b));

(4)           Indebtedness (including Capitalized Lease Obligations) incurred or Disqualified Stock issued by the Issuer or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiary, to finance the acquisition, lease, construction, repair, replacement, or improvement of property (real or personal), equipment, or other fixed or capital assets that are used or useful in a Similar Business; provided that such Indebtedness exists at the date of the applicable acquisition, construction, repair, replacement, or improvement or is created within 365 days thereafter; provided, further that the aggregate principal amount or liquidation preference of all such Indebtedness, Disqualified Stock or Preferred Stock, as applicable, incurred or issued pursuant to this clause (4), when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock, and Preferred Stock then outstanding and incurred pursuant to this clause (4), together with any Refinancing Indebtedness in respect thereof then outstanding and incurred pursuant to clause (13) below, does not as of the time of any incurrence pursuant to this clause (4) exceed the greater of $500.0 million and 18% of EBITDA.

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(5)           Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries with respect to letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including, without limitation, letters of credit in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(6)           Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(7)           Indebtedness of the Issuer to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Issuers and their Subsidiaries) any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosed thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (7);

(8)           Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that, if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien (but not foreclosed thereon)) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (8);

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(9)           shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another Restricted Subsidiary or any pledge of such Preferred Stock constituting a Permitted Lien (but not foreclosed thereon)) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (9);

(10)         Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to this Section 4.09, exchange rate risk or commodity pricing risk;

(11)         obligations in respect of self-insurance and obligations in respect of performance, bid, appeal, and surety bonds and performance and completion guarantees and similar obligations provided by the Issuer or any of its Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees, or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice or industry practices;

(12)         (a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock, or Preferred Stock of any Restricted Subsidiary equal to 100.0% of the net cash proceeds received by the Issuer after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Excluded Contributions or Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(B) and (3)(C) of Section 4.07(a) hereof; provided, however, that (i) any such net cash proceeds received or cash contributed shall not increase the amount available for making Restricted Payments to the extent any Indebtedness, Disqualified Stock or Preferred Stock is issued or incurred in reliance on this clause (12)(a) and (ii) any such net cash proceeds received or cash contributed that are applied to make any Restricted Payments shall be excluded for purposes of incurring or issuing Indebtedness, Disqualified Stock or Preferred Stock pursuant to this clause (12)(a); and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock, and Preferred Stock then outstanding and incurred pursuant to this clause (12)(b), together with any Refinancing Indebtedness in respect thereof then outstanding and incurred pursuant to clause (13) below, does not at any time outstanding exceed the greater of $1,400.0 million and 50% of EBITDA; provided, that the amount of Indebtedness (including Acquired Indebtedness) for borrowed money, Disqualified Stock, and Preferred Stock that may be incurred or issued, as applicable, pursuant to this clause (12)(b) by Restricted Subsidiaries that are not Guarantors shall not (together with (x) any Refinancing Indebtedness in respect thereof incurred or issued by Restricted Subsidiaries that are not Guarantors and outstanding pursuant to clause (13) below and (y) the amount of Indebtedness for borrowed money, Disqualified Stock and Preferred Stock, incurred or issued by Restricted Subsidiaries that are not Guarantors pursuant to Section 4.09(a) and any Refinancing Indebtedness in respect thereof incurred or issued by Restricted Subsidiaries that are not Guarantors and outstanding pursuant to clause (13) below) exceed the greater of $700.0 million and 25% of EBITDA outstanding at the time of any incurrence pursuant to this clause (12)(b);

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(13)         the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness or the issuance of Disqualified Stock or the issuance by any Restricted Subsidiary of Preferred Stock which serves to extend, replace, refund, refinance, renew, or defease any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under Section 4.09(a) hereof and clauses (2), (3), (4), and (12) of this Section 4.09(b), this clause (13) and clause (14) of this Section 4.09(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so extend, replace, refund, refinance, renew, or defease such Indebtedness, Disqualified Stock, or Preferred Stock including additional Indebtedness, Disqualified Stock, or Preferred Stock incurred or issued to pay premiums (including tender premiums), defeasance costs and accrued interest, fees, and expenses in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness:

(A)           has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being extended, replaced, refunded, refinanced, renewed, or defeased,

(B)            to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee thereof at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed, or defeased or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(C)            shall not include:

(i)              Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii)             Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii)            Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock, or Preferred Stock of an Unrestricted Subsidiary; and provided further that subclause (A) of this clause (13) shall not apply to any extension, replacement, refunding, refinancing, renewal, or defeasance of Indebtedness that matures prior to the Notes;

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(14)         (x) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock, or Preferred Stock of a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets), merger, or consolidation or (y) Indebtedness, Disqualified Stock, or Preferred Stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated with or into the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that, after giving effect to such acquisition, merger, or consolidation, if more than $200.0 million of Indebtedness, Disqualified Stock, or Preferred Stock, together with any Refinancing Indebtedness in respect thereof incurred and outstanding pursuant to clause (13) above, is at any time outstanding under this clause (14), either

(A)           the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 4.09(a) hereof, or

(B)            the Fixed Charge Coverage Ratio of the Issuer and the Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, or consolidation;

(15)         Indebtedness (a) arising from the honoring by a bank or other financial institution of a check, draft, or similar instrument drawn against insufficient funds in the ordinary course of business (provided that such Indebtedness is extinguished within 30 Business Days of its incurrence) and (b) in respect of Bank Products;

(16)         Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)         (A)            any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Indenture, or

(B)            any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Issuer so long as the incurrence of such Indebtedness incurred by the Issuer is permitted under the terms of this Indenture;

(18)         (a) Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to future, present, or former officers, directors, employees, members of management and consultants (or the estate, heirs, family members, spouse, former spouse, domestic partner, or former domestic partner of any of the foregoing), in each case, to finance the purchase, or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of Section 4.07(b) hereof and (b) Indebtedness representing deferred compensation to employees or directors of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parent companies in the ordinary course of business;

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(19)            to the extent constituting Indebtedness, customer deposits and advance payments received in the ordinary course of business from customers for goods purchased or services rendered in the ordinary course of business;

(20)            Indebtedness owed on a short-term basis of no longer than 30 days to any bank or other financial institution incurred in the ordinary course of business with such bank or financial institution, which arises in connection with ordinary banking arrangements to manage cash balances of the Issuer or any of its Restricted Subsidiaries;

(21)            Indebtedness incurred by a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred, or undertaken in the ordinary course of business on arm’s length, commercial terms on a recourse basis;

(22)            Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business;

(23)            guarantees incurred in the ordinary course of business in respect of obligations of (or to) suppliers, vendors, distributors, customers, franchisees, lessors and licensees that, in each case, are non-Affiliates;

(24)            to the extent constituting Indebtedness, obligations of the Issuer or a Restricted Subsidiary as seller or servicer under a Securitization Facility and any guarantee by the Issuer or any Restricted Subsidiary of such Indebtedness; and

(25)            Indebtedness incurred or Disqualified Stock issued by the Issuer or Indebtedness, Disqualified Stock or Preferred Stock incurred or issued by a Restricted Subsidiary, in each case, to the extent that the net proceeds thereof are promptly deposited to defease, redeem, or satisfy, and discharge the Notes in accordance with this Indenture.

(c)            For purposes of determining compliance with this Section 4.09:

(1)            in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock, or Preferred Stock described in clauses (1) through (25) of Section 4.09(b) hereof or is entitled to be incurred pursuant to Section 4.09(a) hereof, the Issuer, in its sole discretion, may divide and/or classify, or at any later time re-divide and/or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 4.09; provided that all Indebtedness outstanding (or deemed outstanding) under the Senior Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under Section 4.09(b)(1) hereof and shall not be reclassified and (b) the Notes will initially be treated as incurred on the Issue Date under Section 4.09(b)(1) but may later be reclassified as provided above;

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(2)            the Issuer will be entitled to divide and/or classify, or at any later time re-divide and/or reclassify, any item of Indebtedness in more than one of the types of Indebtedness described in Section 4.09(a) and Section 4.09(b) hereof without giving pro forma effect to the Indebtedness, Disqualified Stock, or Preferred Stock (or any portion thereof) incurred pursuant to Section 4.09(b) when calculating the amount of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) that may be incurred pursuant to Section 4.09(a);

(3)            any guarantee of, or obligation in respect of any letter of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 4.09; and

(4)            in connection with the incurrence or issuance, as applicable, of (x) revolving loan Indebtedness under this Section 4.09 or (y) any commitment relating to the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock under this Section 4.09 and the granting of any Lien to secure such Indebtedness, the Issuer or applicable Restricted Subsidiary may designate such incurrence or issuance and the granting of any Lien therefor as having occurred on the date of first incurrence of such revolving loan Indebtedness or commitment (such date, the “Deemed Date”), and any related subsequent actual incurrence or issuance and granting of such Lien therefor will be deemed for all purposes under this Indenture to have been incurred or issued and granted on such Deemed Date, including for purposes of calculating the Fixed Charge Coverage Ratio, usage of any baskets under this Indenture (if applicable), the Consolidated Secured Debt Ratio, the Consolidated Total Debt Ratio and EBITDA (and all such calculations on and after the Deemed Date until the termination or funding of such commitment shall be made on a pro forma basis giving effect to the deemed incurrence or issuance, the granting of any Lien therefor and related transactions in connection therewith).

(d)            Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock, or Preferred Stock, as the case may be, of the same class, and accretion or amortization of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will each not be deemed to be an incurrence or issuance of Indebtedness, Disqualified Stock, or Preferred Stock, as the case may be, for purposes of this Section 4.09.

(e)            For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or incurred, in the case of revolving credit debt (whichever yields the lower U.S. dollar equivalent); provided that, if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (x) the principal amount of such Indebtedness being refinanced plus (y) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including original issue discount, upfront fees, or similar fees) incurred in connection with such refinancing.

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(f)            The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g)            For the purposes of this Indenture, Indebtedness that is unsecured is not deemed to be subordinated or junior to secured Indebtedness merely because it is unsecured, and Senior Indebtedness is not deemed to be subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Section 4.10      Asset Sales.

(a)            The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale, unless:

(1)            the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2)            except in the case of a Permitted Asset Swap, at least 75.0% of the consideration for such Asset Sale, together with all other Asset Sales since the Issue Date (on a cumulative basis), received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(A)            any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Issuer’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or increase had taken place on or prior to the date of such balance sheet, as determined by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee (or any third party on behalf of such transferee) of any such assets or Equity Interests, in each case, pursuant to a written agreement that releases the Issuer or such Restricted Subsidiary from such liabilities,

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(B)            any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into Cash Equivalents, or by their terms are required to be satisfied for Cash Equivalents (to the extent of the Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale, and

(C)            any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at the time outstanding, not to exceed the greater of $500.0 million and 18% of EBITDA at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall, in each case, be deemed to be Cash Equivalents for purposes of this Section 4.10 and for no other purpose.

(b)          Within 450 days after the receipt of the Net Cash Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Cash Proceeds from such Asset Sale,

(1)            to reduce:

(A)            Obligations under Indebtedness of the Issuer or any Guarantor that is secured by a Lien (and, if such Indebtedness is revolving credit Indebtedness, to correspondingly and permanently reduce commitments with respect thereto);

(B)            Obligations under the Notes and/or other debt that is pari passu with the Notes in right of payment (and, if such Indebtedness is revolving credit Indebtedness, to correspondingly and permanently reduce commitments with respect thereto); provided that if the Issuer or any Guarantor shall so reduce Obligations under such Indebtedness, and if such reduction did not consist of a reduction in Obligations under the Notes on an equal and ratable basis (or an offer to repurchase the Notes on an equal and ratable basis in accordance with Section 4.10(c) hereof), then the Issuer shall equally and ratably reduce Obligations under the Notes by (i) redeeming the Notes as provided under Section 3.07 hereof, (ii) purchasing the Notes through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or (iii) making an offer to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid, which offer shall be made in accordance with Section 4.10(c) hereof (including the provisions requiring an offer to be made to holders of other debt that is pari passu with the Notes in right of payment); or

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(C)            Indebtedness of a Restricted Subsidiary that is not a Guarantor (and, if such Indebtedness is revolving credit Indebtedness, to correspondingly and permanently reduce commitments with respect thereto);

(2)            to make (a) an Investment in any one or more businesses (provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or any of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Restricted Subsidiary), (b) an Investment in properties, (c) capital expenditures, or (d) acquisitions of other assets; or

(3)            any combination of the foregoing;

provided that, in the case of clause (2) above, a binding commitment entered into within 450 days after the Asset Sale shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment so long as the Issuer or such Restricted Subsidiary enters into such commitment with the good-faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination; provided further that, if any Second Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute Excess Proceeds.

Notwithstanding the foregoing, to the extent that (i) any of or all the Net Cash Proceeds of any Asset Sales by a Foreign Subsidiary (a “Foreign Disposition”) is prohibited or delayed by applicable local law from being repatriated to the United States or (ii) the Issuer, in its sole discretion, has determined in good faith that repatriation of any of or all of the Net Cash Proceeds of any Foreign Disposition would result in material adverse tax consequences, the portion of such Net Cash Proceeds so affected will not be required to be applied in compliance with this Section 4.10; provided that, within 450 days of the receipt of the Net Cash Proceeds of any Foreign Disposition, the Issuer shall use commercially reasonable efforts to permit repatriation of such proceeds that would otherwise be subject to this Section 4.10 without violating applicable local law or incurring material adverse tax consequences, and, if such proceeds may be repatriated, within such 450 day period, such proceeds shall be applied in compliance with this Section 4.10.

(c)            Any Net Cash Proceeds from any Asset Sale that are not invested or applied as provided and within the time period set forth in Section 4.10(b) hereof (it being understood that any portion of such net proceeds used to make an offer to purchase Notes, as described in Section 4.10(b)(1) hereof, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $200.0 million, the Issuers shall make an offer (an “Asset Sale Offer”) to all Holders of the Notes and, if required by the terms of any other debt that is pari passu with the Notes in right of payment, to the holders of such other debt that is pari passu with the Notes in right of payment, to purchase the maximum aggregate principal amount of the Notes and such other debt that is pari passu with the Notes in right of payment, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or in the event such other debt that is pari passu with the Notes in right of payment was issued with original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the closing of such offer, in accordance with the procedures set forth in this Indenture and the agreements governing any such other debt that is pari passu with the Notes in right of payment. The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within 10 Business Days after the date that Excess Proceeds exceed $200.0 million by delivering the notice required pursuant to the terms of this Indenture, with a copy to the Trustee and Paying Agent. The Issuers may satisfy the foregoing obligations with respect to any Net Cash Proceeds from an Asset Sale by making an Asset Sale Offer with respect to such Net Cash Proceeds prior to the expiration of the relevant 450 days (or such longer period provided above) or with respect to Excess Proceeds of $200.0 million or less.

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To the extent that the aggregate amount of Notes and, if applicable, other debt that is pari passu with the Notes in right of payment tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds (“Declined Proceeds”) for any purpose not otherwise prohibited under this Indenture. If the aggregate principal amount of Notes and, if applicable, other debt that is pari passu with the Notes in right of payment surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Issuers shall select the Notes and such other debt that is pari passu with the Notes in right of payment to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such other debt that is pari passu with the Notes in right of payment tendered with adjustments as necessary so that no Notes or other debt that is pari passu with the Notes in right of payment will be purchased in part in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds that resulted in the Asset Sale Offer shall be reset to zero (regardless of whether there are any remaining Excess Proceeds upon such completion). Upon consummation or expiration of any Asset Sale Offer, any remaining Net Cash Proceeds shall not be deemed Excess Proceeds and the Issuers may use such Net Cash Proceeds for any purpose not otherwise prohibited under this Indenture. An Asset Sale Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes or the Guarantees (but the Asset Sale Offer may not condition tenders on the delivery of such consents).

(d)            Pending the final application of any Net Cash Proceeds pursuant to this Section 4.10, the holder of such Net Cash Proceeds may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Indenture.

(e)            The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers will comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations described in this Indenture by virtue thereof.

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Section 4.11      Transactions with Affiliates. (a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $50.0 million, unless:

(1)            such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2)            the Issuer delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $100.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a).

(b)            The provisions of Section 4.11(a) will not apply to the following:

(1)            transactions between or among the Issuer and/or any of its Restricted Subsidiaries (or any entity that becomes a Restricted Subsidiary as a result of such transaction);

(2)            Restricted Payments permitted by Section 4.07 hereof (including any payments that are exceptions to the definition of Restricted Payments set forth in clauses (I) through (IV) of Section 4.07(a)) and the definition of “Permitted Investments”;

(3)            the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements and employment and severance arrangements provided on behalf of or for the benefit of, current or former officers, directors, employees, members of management or consultants of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parent companies;

(4)            transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(5)            any agreement or arrangement as in effect as of the Issue Date, and any transaction pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or replacement thereof (so long as any such amendment, modification, supplement or replacement is not disadvantageous to the Holders in any material respect when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Issue Date as reasonably determined by the Issuer in good faith);

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(6)            (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the Issuer, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) payments to or from, and transactions with, any joint venture partner or joint venture or Unrestricted Subsidiaries entered into in the ordinary course of business or consistent with past practice;

(7)            the sale or issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any director, officer, employee or consultant of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parent companies;

(8)            sales of accounts receivable, or participations therein, or Securitization Assets or related assets in connection with any Qualified Securitization Facility;

(9)            (a) loans or advances or guarantees in respect thereof (or cancellation of loans, advances or guarantees) to any future, present, or former director, officer, employee, member of management, or consultant (or the estate, heirs, family members, spouse, former spouse, domestic partner, or former domestic partner of any of the foregoing) of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parent companies or otherwise made on behalf of the Issuer or any of its Restricted Subsidiaries that are, in each case, approved by the Issuer in good faith, and (b) payments to, and transactions with, any future, present, or former director, officer, employee, member of management or consultant of the Issuer, any of its Restricted Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement that is, in each case, approved by the Issuer in good faith; and any employment agreement, stock option plan and other compensatory arrangement (and any successor plan thereto) and any supplemental executive retirement benefit plan or arrangement with any such director, officer, employee, member of management, or consultant that is, in each case, approved by the Issuer in good faith;

(10)            payments by the Issuer (and any direct or indirect parent company of the Issuer) and its Subsidiaries pursuant to tax sharing agreements among the Issuer (and any such direct or indirect parent company of the Issuer) and its Subsidiaries;

(11)            any guarantee by any direct or indirect parent company of the Issuer of Indebtedness of the Issuer or any Guarantor that was permitted by this Indenture;

(12)            any transaction with a Person that would constitute an Affiliate Transaction solely because the Issuer or any of its Restricted Subsidiaries directly or indirectly owns an Equity Interest in or otherwise controls such Person;

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(13)            any lease entered into in the ordinary course of business between the Issuer or any Restricted Subsidiary, on the one hand, and any Affiliate of the Issuer, on the other hand, which is approved by the Issuer in good faith;

(14)            intellectual property licenses in the ordinary course of business;

(15)            any contribution to the Capital Stock of the Issuer;

(16)            transactions between the Issuer or any Restricted Subsidiary and any Person that is an Affiliate of the Issuer or any Restricted Subsidiary solely because a director of such Person, any of its Subsidiaries or any direct or indirect parent company of such Person is also a director of the Issuer, any of its Subsidiaries, or any direct or direct parent company of the Issuer; provided that, such director abstains from voting as a director of the Issuer, such Restricted Subsidiary, or such parent company of the Issuer, as the case may be, on any such transaction;

(17)            transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies, so long as such transaction is with all holders of such class (and there are non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such Indebtedness or Equity Interests generally;

(18)            pledges of Equity Interests of any Unrestricted Subsidiary;

(19)            the Transactions, all transactions in connection therewith and the payment of Transaction Expenses; and

(20)            any guarantee, indemnity or liability in connection with any consolidated tax group or fiscal unity among the Issuers (and any direct or indirect parent company of any Issuer) and their respective Subsidiaries.

Section 4.12      Liens. The Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur or assume any Lien that secures obligations under any Indebtedness or any related guarantee of Indebtedness, on any asset, property or right of the Issuer or any Subsidiary Guarantor, unless:

(1)            in the case of any Lien on assets, property or rights securing Subordinated Indebtedness, the Notes and the Guarantees are secured by a Lien on such assets, property or rights that is senior in priority to such Lien; and

(2)            in all other cases, the Notes and related Guarantees are equally and ratably secured, except that the foregoing shall apply to or restrict Permitted Liens.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be deemed automatically and unconditionally released and discharged upon (a) the release by the holders of the Indebtedness described in the preceding paragraph of their Lien on the property or assets of the Issuer or any Subsidiary Guarantor (including any deemed release upon payment in full of all obligations under such Indebtedness (except upon foreclosure or default of such Indebtedness)), (b) any sale, exchange or transfer to any Person other than the Issuer or any Guarantor of the property or assets secured by such Lien, or of all of the Capital Stock held by the Issuer or any Guarantor in, or all or substantially all the assets of, any Subsidiary Guarantor creating such Lien, in each case, in accordance with the terms of this Indenture, (c) payment in full of the principal of, and accrued and unpaid interest, if any, on the Notes, or (d) a defeasance or discharge of the Notes in accordance with Article VIII or Article XI hereof.

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With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness, accretion or amortization of original issue discount of liquidation preference, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

For purposes of determining compliance with this Section 4.12, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens, but may be incurred under any combination of such categories (including in part under one such category and in part under any one or more of such other such categories) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories, the Issuer, in its sole discretion, may divide and/or classify, or at any later time re-divide and/or reclassify, such Lien (or any portion thereof) in any manner that complies with this Section 4.12 and the definition of “Permitted Liens.”

Section 4.13      Company Existence. Subject to Article V hereof, and except in connection with the Merger, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its company existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided that the Issuer shall not be required to preserve the corporate, partnership or other existence of any of its Restricted Subsidiaries (other than the Co-Issuer), if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, the Issuer and its Restricted Subsidiaries will be permitted to change their respective organizational forms.

Section 4.14      Offer to Repurchase Upon Change of Control. (a) If a Change of Control occurs, unless the Issuer has previously sent a redemption notice with respect to all the outstanding Notes as described under Sections 3.07 and 3.10 hereof, the Issuers shall make an offer to purchase all of the Notes pursuant to the offer described below (a “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its rights to redeem all the outstanding Notes pursuant to Sections 3.07 and 3.10 hereof, the Issuers shall send notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee and Paying Agent, to each Holder at the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

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(1)            that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2)            the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control in accordance with clause (c) of this Section 4.14;

(3)            that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)            that, unless the Issuers default in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)            that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)            that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives, not later than the close of business on the fourth Business Day prior to the Change of Control Payment Date, an electronic transmission, or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7)            that Holders (other than Holders of a Global Note) whose Notes are being purchased only in part will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of any Note must be equal to at least $200,000 or any integral multiple of $1,000 in excess thereof;

(8)            if such notice is sent prior to the occurrence of a Change of Control, a statement that the Change of Control Offer is conditional on the occurrence of such Change of Control and, if applicable, a statement that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time as the Change of Control shall have occurred, or that such purchase may not occur and such notice may be rescinded in the event the Change of Control shall not have occurred by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

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(9)            the other instructions, as determined by the Issuers, consistent with this Section 4.14 described hereunder, that a Holder must follow.

The notice, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice as provided herein or any defect in the notice to the Holder of any Note designated for purchase shall not affect the validity of the proceedings for the purchase of any other Note.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall be deemed not to have breached its obligations under this Indenture by virtue thereof.

(b)            On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1)            accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)            have deposited with the Paying Agent by 11:00 a.m. (New York Time) an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)            deliver, or cause to be delivered, to the Registrar for cancellation the Notes so accepted together with an Officer’s Certificate stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c)            The Issuers shall not be required to make a Change of Control Offer following a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any such Change of Control, the Issuers (or any Affiliate thereof) have made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all Notes properly tendered in accordance with the terms of the Alternate Offer. Additionally, the Issuers will not be required to make a Change of Control Offer if the Issuers have previously issued a notice of redemption for all of the Notes pursuant to Section 3.07 or 3.10 hereof. Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer, and the Change of Control Payment Date may be extended automatically until such Change of Control occurs. A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or Guarantees (but the Change of Control Offer may not condition tenders on the delivery of such consents).

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(d)            Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption” and similar words shall be deemed to refer to “purchase,” “repurchase” and similar words, as applicable.

Section 4.15      Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer shall not permit any Restricted Subsidiary, other than a Guarantor or the Co-Issuer, to guarantee the payment of any Indebtedness under the Senior Credit Facilities unless such Restricted Subsidiary within 45 days of such guarantee executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D  hereto, providing for a Guarantee by such Restricted Subsidiary.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor. In addition, the Issuer may elect, in its sole discretion, to cause any direct or indirect parent company of the Issuer to guarantee the Notes, and, for the avoidance of doubt, any direct or indirect parent company of the Issuer that may guarantee the Notes in the future shall not be subject to any of the covenants or restrictions of this Indenture. Any guarantee of the Notes provided by any direct or indirect parent company of the Issuer may be released at any time in the Issuer’s sole discretion.

Section 4.16      Suspension of Covenants.

(a)            If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”) then, beginning on that day (the “Suspension Date”) and continuing until the Reversion Date, hereof, Section 4.08 hereof, Section 4.09 hereof, Section 4.10 hereof, Section 4.11 hereof, Section 4.15 hereof and clause (4) of Section 5.01(a) hereof shall not be applicable to the Notes (collectively, the “Suspended Covenants”).

(b)            During any period that the Suspended Covenants have been suspended, the Issuers may not designate any of their Subsidiaries as Unrestricted Subsidiaries pursuant to the second sentence of the definition of “Unrestricted Subsidiary.”

(c)            In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes do not carry an Investment Grade Rating from at least one Rating Agency, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to events occurring on or after the Reversion Date unless and until there shall be a new Suspension Date. The period between a Suspension Date and a Reversion Date is referred to in this Section 4.16 as a “Suspension Period.” The Guarantees of the Guarantors will be suspended during the Suspension Period. Additionally, upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Net Cash Proceeds shall be reset to zero.

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(d)            During any Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens to the extent provided for in Section 4.12 hereof (including Permitted Liens) and any Permitted Liens that refer to one or more Suspended Covenants shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for Section 4.12 hereof).

Notwithstanding the foregoing, in the event of any reinstatement of the Suspended Covenants, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default under this Indenture with respect to the Notes; provided that (1) with respect to Restricted Payments made after such reinstatement, the amount of Restricted Payments made will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period; (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be classified to have been incurred or issued pursuant to Section 4.09(b)(3); (3) all Liens incurred during the Suspension Period will be classified to have been incurred under clause (7) of the definition of “Permitted Liens”; (4) any Affiliate Transaction entered into after such reinstatement pursuant to all agreements and arrangements entered into during any Suspension Period shall be deemed to be permitted pursuant to Section 4.11(b)(5) hereof; (5) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of Section 4.08(a) hereof that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to Section 4.08(b)(1) hereof; and (6) no Subsidiary of the Issuer shall be required to comply with Section 4.15 hereof after such reinstatement with respect to any guarantee entered into by such Subsidiary during any Suspension Period.

In addition, for purposes of clause (3) of Section 4.07(a) hereof, all events set forth in such clause (3) occurring during a Suspension Period shall be disregarded for purposes of determining the amount of Restricted Payments the Issuer or any Restricted Subsidiary is permitted to make pursuant to such clause (3).

On and after each Reversion Date, the Issuer and its Subsidiaries will be permitted to consummate the transactions contemplated by any contract entered into during the Suspension Period, so long as such contract and such consummation would have been permitted during such Suspension Period.

(e)            The Issuer shall promptly notify the Trustee of the occurrence of any Covenant Suspension Event and any Reversion Date; provided that such notification shall not be a condition for the suspension of the Suspended Covenants to be effective; provided further that the Trustee shall be under no obligation to inform Holders of the occurrence of any Covenant Suspension Event or Reversion Date.

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Article V
SUCCESSORS

Section 5.01      Merger, Consolidation or Sale of All or Substantially All Assets.

(a)            The Issuer and the Co-Issuer each may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey, consummate a Division as the Dividing Person or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)            (a) in the case of a Division where the Issuer or the Co-Issuer, as applicable, is the Dividing Person, either (x) all Division Successors shall become co-issuers of the Notes (this clause (x), a “Permitted Co-Issuer Division”) or (y) the Division, as to any Division Successor that will not be a co-issuer, is permitted by Section 4.10 hereof and (b) the Issuer or the Co-Issuer, as applicable, is the surviving Person or the Person formed by or surviving any such consolidation, merger, Division or wind-up (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the European Union, Switzerland, or the United Kingdom (such Person, as the case may be, being herein called the “Successor Company”);

(2)            the Successor Company, if other than the Issuer or the Co-Issuer, as applicable, expressly assumes all the obligations of the Issuer or the Co-Issuer, as applicable, under this Indenture and the Notes pursuant to supplemental indentures or other documents or instruments;

(3)            immediately after such transaction, no Default or Event of Default exists;

(4)            only in the case of the Issuer, immediately after giving pro forma effect to such transaction and any related financing or debt reduction transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A)            the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Test set forth in Section 4.09(a) hereof, or

(B)            the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be equal to or greater than the Fixed Charge Coverage Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

(5)            each Subsidiary Guarantor, unless it is the other party to the transactions described above, in which case Section 5.01(c)(1)(B) hereof shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under this Indenture and the Notes; and

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(6)            the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indentures, if any, comply with this Indenture; provided that the Trustee shall be under no obligation to inform Holders of the occurrence of any such consolidation, merger, wind-up, sale, assignment, transfer, lease, conveyance or other disposition.

(b)            The Successor Company, if not the Issuer or the Co-Issuer, as applicable, will succeed to, and be substituted for, the Issuer or the Co-Issuer, as applicable, under this Indenture and the Notes and in such event the Issuer or the Co-Issuer, as applicable, will automatically be released and discharged from its obligations under this Indenture and the Notes.

Notwithstanding clauses (3) and (4) of Section 5.01(a) hereof,

(1)            any Restricted Subsidiary may consolidate or merge with or into or wind up into or transfer all or part of its properties and assets to the Issuer or any Subsidiary Guarantor, and

(2)            the Issuer or the Co-Issuer, as applicable, may merge with an Affiliate thereof solely for the purpose of reorganizing the Issuer or the Co-Issuer, as applicable, in another state of the United States, the District of Columbia or any territory thereof (in the case of the Issuer), or in any member state of the European Union, Switzerland, or the United Kingdom (in either case), so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not materially increased thereby.

(c)            Subject to Section 10.06 hereof, no Subsidiary Guarantor will, and the Issuer will not permit any Subsidiary Guarantor to, consolidate or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving Person), or sell, assign, transfer, lease, convey, consummate a Division as the Dividing Person, or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)            (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such consolidation, merger, Division, or wind-up (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a Person organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, any member state of the European Union, Switzerland, or the United Kingdom (such Person being herein called the “Successor Person”);

(B)            the Successor Person, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments;

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(C)            immediately after such transaction, no Default or Event of Default exists; and

(D)            the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, wind up, sale, assignment, transfer, lease, conveyance, Division, or other disposition and such supplemental indentures, if any, comply with this Indenture; or

(2)            the transaction is made in compliance with Section 4.10 hereof.

(d)            Subject to Section 10.06 hereof, the Successor Person will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Guarantee and in such event such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and its Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (1) consolidate or merge with or into or wind up into, or transfer all or part of its properties and assets, including by means of a Division, to the Issuer or any Subsidiary Guarantor, (2) merge with an Affiliate of the Issuer solely for the purpose of reorganizing such Subsidiary Guarantor in another jurisdiction so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby and so long as the surviving entity (if not the Subsidiary Guarantor) assumes all of the Subsidiary Guarantor’s obligations under its Guarantee in connection with such reorganization, (3) convert into a corporation, partnership, limited partnership, limited liability company or trust organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or (4) liquidate or dissolve or change its legal form if the Issuer determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in Section 5.01(c) hereof.

(e)            Notwithstanding anything herein to the contrary, this Section 5.01 shall not apply to any consolidation, merger or winding up or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among the Issuer and its Restricted Subsidiaries.

(f)            Notwithstanding anything in this Section 5.01, any Restricted Subsidiary that is a limited liability company may consummate a Division as the Dividing Person if, immediately upon the consummation of the Division, the assets of the applicable Dividing Person are held by one or more Restricted Subsidiaries at such time, or, with respect to assets not so held by one or more Restricted Subsidiaries, such Division, in the aggregate, would otherwise result in an Asset Sale permitted by Section 4.10 hereof.

Section 5.02      Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer, the Co-Issuer or a Subsidiary Guarantor in accordance with Section 5.01 hereof, the successor Person formed by such consolidation or into or with which such Issuer or such Subsidiary Guarantor, as applicable, is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer, the Co-Issuer or such Subsidiary Guarantor, as applicable, shall refer instead to the successor Person and not to such the Issuer, the Co-Issuer or such Subsidiary Guarantor, as applicable), and may exercise every right and power of the Issuer, the Co-Issuer or such Subsidiary Guarantor, as applicable, under this Indenture with the same effect as if such successor Person had been named as the Issuer, the Co-Issuer or a Guarantor, as applicable, herein; provided that the predecessor Issuer or Co-Issuer, as applicable, shall not be relieved from the obligation to pay the principal of, premium, if any, and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all of such Issuer’s assets that meets the requirements of Section 5.01 hereof.

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Article VI
DEFAULTS AND REMEDIES

Section 6.01      Events of Default. An “Event of Default” means any one of the following events:

(1)            default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2)            default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3)            failure by the Issuers or any Guarantor for 60 days after receipt of written notice of such failure given by the Trustee or the Holders of not less than 30% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements contained in this Indenture or the Notes (other than a default referred to in clauses (1) and (2) above);

(4)            default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) or the payment of which is guaranteed by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A)            such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B)            the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $100.0 million or more at any time outstanding;

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(5)            failure by the Issuers or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of $100.0 million (net of any amounts which are covered by independent third-party insurance), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6)            either Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i)            commences proceedings to be adjudicated bankrupt or insolvent;

(ii)            consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy law;

(iii)            consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)            makes a general assignment for the benefit of its creditors; or

(v)            generally is not paying its debts as they become due;

(7)            a court of competent jurisdiction enters an order or decree under any Bankruptcy Law:

(i)            for relief against either Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case;

(ii)            that appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary), or for all or substantially all of the property of such Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(iii)            that orders the liquidation of such Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary);

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and the order or decree remains unstayed and in effect for 60 consecutive days; or

(8)            the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of this Indenture or the release of any such Guarantee in accordance with this Indenture.

Section 6.02      Acceleration. If any Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 6.01 hereof) occurs and is continuing under this Indenture, the Trustee may, by notice to the Issuers, or the Holders of at least 30% in principal amount of the then-outstanding Notes may, by notice to the Issuer and the Trustee, in each case, declare the principal, premium, if any, interest, and any other monetary obligations on all the then-outstanding Notes to be due and payable immediately; provided that, so long as any Indebtedness permitted to be incurred under this Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of:

(1)            acceleration of any such Indebtedness under the Senior Credit Facilities; or

(2)            five Business Days after the giving of written notice of such acceleration by the Trustee or any Holder to the Issuers and the administrative agent with respect to the Senior Credit Facilities.

Upon the effectiveness of any declaration of acceleration, the principal and interest on the Notes shall be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) or (7) of Section 6.01 hereof, all outstanding Notes shall be due and payable immediately without further action or notice.

In the event of any Event of Default specified in clause (4) of Section 6.01 hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived, and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1)            the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(2)            the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3)            the default that is the basis for such Event of Default has been cured.

Section 6.03      Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

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The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.

Section 6.04      Waiver of Past Defaults. Holders of a majority in aggregate principal amount of the then-outstanding Notes by written notice to the Trustee (with a copy to the Issuers; provided that any waiver or rescission under this Section 6.04 shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuers) may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture (except a continuing Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder) (including in connection with an Asset Sale Offer or Change of Control Offer) and rescind any acceleration with respect to the Notes and its consequences (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 6.05      Control by Majority. Holders of a majority in principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such directions are unduly prejudicial to such Holders) or that would involve the Trustee in personal liability.

Section 6.06      Limitation on Suits. Subject to Section 6.07 hereof, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1)            such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)            Holders of at least 30% in aggregate principal amount of the then-outstanding Notes have requested the Trustee to pursue the remedy;

(3)            such Holder has offered, and, if requested, provided, the Trustee indemnity, security, and/or prefunding reasonably satisfactory to the Trustee against any loss, liability or expense;

(4)            the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

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(5)            Holders of a majority in principal amount of the then-outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Notwithstanding anything in this Indenture to the contrary, a notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default or notice of acceleration with respect to the Notes may not be given by the Trustee or the holders of the Notes (or any other action taken on the assertion of any Default) with respect to any action taken, and reported publicly or to holders of the Notes, more than two years prior to such notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default or notice of acceleration (or other action).

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any action is unduly prejudicial to such Holders).

Section 6.07      Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium, if any, and interest on the Note, on or after the respective due dates expressed or provided for in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder. For the avoidance of doubt, no amendment to, deletion of, or waiver with respect to any of the covenants or provisions of Article III or Article IV hereof shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or premium, if any, or interest on, the Notes (provided such amendment, deletion or waiver is made or given in accordance with Article IX hereof).

Section 6.08      Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09      Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuers, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10      Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

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Section 6.11      Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12      Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13      Priorities. If the Trustee or any Agent collects any money pursuant to this Article VI, it shall pay out the money in the following order:

(i)            to the Trustee or any Agent (other than the Issuer or its Subsidiaries), their agents and attorneys for amounts due under this Indenture, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee or any Agent and the costs and expenses of collection;

(ii)            to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

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(iii)            to the Issuers or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable. The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.13.

Section 6.14      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in principal amount of the then-outstanding Notes.

Article VII
TRUSTEE

Section 7.01      Duties of Trustee.

(a)            If an Event of Default has occurred and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)            Except during the continuance of an Event of Default actually known to a Responsible Officer of the Trustee:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)            in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

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(c)            The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(ii)            the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)            the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Article VI hereof.

(d)            Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)            The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders of the Notes unless the Holders of at least 30% in aggregate principal amount of the then-outstanding Notes have offered, and, if requested, provided, to the Trustee indemnity, security and/or prefunding, satisfactory to the Trustee, against any loss, liability, claim, or expense.

(f)            Neither the Trustee nor the Paying Agent shall be liable for interest on any money received by it except as the Trustee or Paying Agent may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02      Rights of Trustee.

(a)            The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers and the Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)            Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate of an Issuer or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)            The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

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(d)            The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)            Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from an Issuer shall be sufficient if signed by an Officer of such Issuer.

(f)            None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

(g)            The Trustee shall not be deemed to have notice of any matter (including any Default or Event of Default) unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice thereof is received by the Trustee at the Corporate Trust Office of the Trustee from an Issuer or any other obligor on the Notes, or from any Holder, and such notice references the Notes and this Indenture.

(h)            In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i)            The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent (other than the Issuer or any Subsidiary acting as Agent), custodian and other Person employed to act hereunder.

(j)            The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k)            The permissive right of the Trustee to take the actions permitted by this Indenture shall not be construed as an obligation or a duty to so, unless so specified herein.

(l)            The Trustee will not be liable to the Holders if prevented or delayed in performing any of its obligations or discretionary functions under this Indenture by reason of any present or future law applicable to it, by any governmental or regulatory authority or by any circumstances beyond its control.

(m)            No provision of this Indenture shall require the Trustee to do anything which, in its opinion, may be illegal or contrary to applicable law or regulation.

(n)            The Trustee may retain counsel at the expense of the Issuers to assist it in performing its duties under this Indenture. The Trustee may consult with such counsel, and the advice or opinion of such counsel relating to this Indenture and the Notes shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

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(o)            The Issuers and the Agents acknowledge and agree that in the event of a Default or Event of Default, the Trustee may, by notice in writing to the Issuers and the Agents, require that the Agents (other than to the extent the Issuer or a Subsidiary is acting as an agent) act as agents of, and take instructions exclusively from, the Trustee. Prior to receiving such written notice from the Trustee, the Agents shall be agents of the Issuers and need have no concern for the interests of the Holders.

(p)            The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture or the Notes.

Section 7.03      Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.10 hereof.

Section 7.04      Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05      Notice of Defaults. If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall electronically deliver or mail to Holders of Notes a notice of the Default within 90 days after it is known to a Responsible Officer of the Trustee, unless such Default shall have been waived or cured. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if and so long as it determines in good faith that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06      May Hold Notes. The Trustee, any Agent, or any other agent of the Issuers or of the Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to TIA Sections 310(b) and 311, may otherwise deal with the Issuer with the same rights it would have if it were not the Trustee, Agent, or such other agent; provided, however, that, if it acquires any conflicting interest, it must eliminate such conflict within 90 days or resign.

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Section 7.07      Compensation and Indemnity. The Issuers shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. In the event of being requested by the Issuers to undertake duties which the Trustee reasonably determines to be of an exceptional nature or otherwise outside the scope of the normal duties of the Trustee, or in the event the Trustee is obligated to take actions under Article VI hereof, the Issuers shall pay to the Trustee additional reasonable remuneration. The Issuers shall reimburse the Trustee promptly upon request for all disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses shall include the properly incurred compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuers and the Guarantors, jointly and severally, shall indemnify the Trustee and its officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold the Trustee harmless against, any and all loss, damage, claims, liability or expense (including properly incurred attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the properly incurred costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuers or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuers promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers or the Guarantors of their obligations hereunder. The Issuers shall defend the claim and the Trustee may have separate counsel and the Issuers shall pay the properly incurred fees and expenses of such counsel. Neither the Issuers nor any Guarantor need reimburse any expense or indemnify against any loss, liability, claim, or expense incurred by the Trustee through the Trustee’s own willful misconduct, negligence or bad faith, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuers and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee.

Notwithstanding the provisions of Section 4.12 hereof, to secure the payment obligations of the Issuers and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Trustee in this Section 7.07, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and by each agent (including the Agents), custodian and other Person employed to act hereunder.

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Section 7.08      Replacement of Trustee or Agents. A resignation or removal of the Trustee or an Agent and appointment of a successor Trustee or successor Agent, as the case may be, shall become effective only upon the successor Trustee’s or successor Agent’s, as the case may be, acceptance of appointment as provided in this Section 7.08. The Trustee or an Agent may resign in writing at any time by so notifying the Issuers. The Holders of a majority in principal amount of the then-outstanding Notes may remove the Trustee or an Agent by so notifying the Trustee, such Agent and the Issuers, as the case may be, in writing. The Issuers may remove the Trustee and any Agent, as the case may be, if:

(A)            the Trustee fails to comply with Section 7.10 hereof;

(B)            the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(C)            a custodian or public officer takes charge of the Trustee, an Agent or their respective property;

(D)            the Trustee or an Agent becomes incapable of acting; or

(E)            the Trustee is not in compliance with TIA Section 310(b); provided, however, that there shall be excluded from the operation of TIA Section 310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Issuers are outstanding if the requirements for such exclusion set forth in TIA Section 310(b)(1) are met.

If the Trustee or an Agent resigns or is removed or if a vacancy exists in the office of Trustee or an Agent for any reason, the Issuers shall promptly appoint a successor Trustee or Agent, as the case may be. Within one year after the successor Trustee or Agent, as the case may be, takes office, the Holders of a majority in principal amount of the then-outstanding Notes may appoint a successor Trustee or Agent, as the case may be, to replace the successor Trustee or Agent, as the case may be, appointed by the Issuers.

If a successor Trustee or Agent does not take office within 60 days after the retiring Trustee or Agent resigns or is removed, (i) the retiring Trustee or Agent, as the case may be, the Issuers or the Holders of at least 10% in principal amount of the then-outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or Agent, at the expense of the Issuers or (ii) the retiring Trustee or Agent may appoint a successor Trustee or Agent, as the case may be, at any time prior to the date on which a successor Trustee or Agent, as the case may be, takes office; provided that such appointment shall be satisfactory to the Issuers.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee, and the appointment of a successor Trustee.

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A successor Trustee or Agent shall deliver a written acceptance of its appointment to the retiring Trustee or Agent, as the case may be, and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee or Agent shall become effective, and the successor Trustee or Agent, as the case may be, shall have all the rights, powers and duties of the Trustee or Agent, as the case may be, under this Indenture. The successor Trustee or Agent shall electronically deliver or mail a notice of its succession to Holders. The retiring Trustee or Agent shall promptly transfer all property held by it as Trustee or Agent to the successor Trustee or Agent, as the case may be; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee or Agent pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee or Agent.

Section 7.09      Successor Trustee by Merger, etc. If the Trustee or an Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust, paying agent, transfer agent or registrar business, as the case may be, to, another entity, the successor entity without any further act shall be the successor Trustee or Agent, as the case may be.

Any entity into which the Trustee or an Agent, for the time being, may be merged or converted shall, on the date when such merger, conversion, consolidation, sale or transfer becomes effective and to the extent permitted by applicable law, be a successor Trustee or Agent, as the case may be, under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture. After the effective date all references in this Indenture to that Trustee or Agent shall be deemed to be references to that corporation.

Section 7.10      Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of England and Wales, Luxembourg, or the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power and which is recognized as a corporation which customarily performs such corporate trustee roles and provides such corporate trustee services in transactions similar in nature to the offering of the Notes as described in the Offering Memorandum.

Article VIII
LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01      Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may, at their option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes and all obligations of the Guarantors with respect to the Guarantees upon compliance with the conditions set forth in this Article VIII.

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Section 8.02      Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees and all Events of Default cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) of this Section 8.02 (it being understood that such Notes shall not be deemed outstanding for accounting purposes), and to have satisfied all its other obligations under the Notes and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute instruments reasonably requested by the Issuer acknowledging the same) and to have cured all then-existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a)            the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b)            the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c)            the rights, powers, trusts, duties and immunities of the Trustee and the Agents, and the Issuers’ obligations in connection therewith; and

(d)            this Section 8.02.

Subject to compliance with this Article VIII, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03      Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 hereof, clauses (4) and (5) of Section 5.01(a), Sections 5.01(c) and 5.01(d) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that the Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to all outstanding Notes and the related Guarantees, the Issuer and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified in this Section 8.03, the remainder of this Indenture and such Notes and Guarantees shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(4), 6.01(5), 6.01(6) (solely with respect to a Significant Subsidiary of the Issuer but not with respect to the Issuers), 6.01(7) (solely with respect to a Significant Subsidiary of the Issuer but not with respect to the Issuer) and 6.01(8) hereof shall not constitute Events of Default.

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Section 8.04      Conditions to Legal or Covenant Defeasance. The following shall be conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1)            the Issuers must irrevocably deposit with the Trustee or an agent of the Trustee, in trust, for the benefit of the Holders of the Notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm, to pay the principal of, premium, if any, and interest due on the Notes to the stated maturity date or to the Redemption Date, as the case may be, of such principal, premium, if any, or interest on the Notes and the Issuer must specify whether the Notes are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee or an agent of the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee or an agent of the Trustee on or prior to the redemption date; provided further that any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2)            in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(A)            the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(B)            since the original issuance of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

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(3)            in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)            no Event of Default (other than that resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5)            such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make such deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6)            the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditor of the Issuer, any Guarantor or others; and

(7)            the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Notwithstanding the foregoing, an Opinion of Counsel required by clause (2) of this Section 8.04 with respect to Legal Defeasance need not be delivered if all of the Notes theretofore delivered to the Registrar for cancellation (x) have become due and payable or (y) will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

Section 8.05      Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including any Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

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The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes and the related Guarantees.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal or valuation firm expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06      Repayment to Issuers. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by any Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to such Issuer on its request or pursuant to applicable law or (if then held by such Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the applicable Issuer as trustee thereof, shall thereupon cease.

Section 8.07      Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.05 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.04 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.05 hereof; provided that, if any Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, such Issuer shall be subrogated to the rights of the Holders of the Notes to receive such payment from the money held by the Trustee or Paying Agent.

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Article IX
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01      Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, any Guarantee and/or the Notes without the consent of any Holder:

(1)            to cure any ambiguity, omission, mistake, defect or inconsistency;

(2)            to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)            to comply with Section 5.01 hereof;

(4)            to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5)            to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(6)            to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7)            to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8)            to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or a successor Paying Agent hereunder pursuant to the requirements hereof;

(9)            to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10)            to add a Guarantor or co-obligor under this Indenture or to release a Guarantor in accordance with the terms of this Indenture;

(11)            to conform the text of this Indenture, the Guarantees or the Notes to any provision of the “Description of the Unsecured Notes” section of the Offering Memorandum;

(12)            to amend the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including to facilitate the issuance and administration of the Notes; provided that (i) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13)            to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee for the benefit of Holders, as security for the payment and performance of all or any portion of the Notes, in any property or assets;

(14)            to provide for the succession of any parties to this Indenture (and other amendments that are administrative or ministerial in nature); or

(15)            to comply with the rules of any applicable securities depositary.

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Upon the request of the Issuers, and upon receipt by the Trustee of the documents described in Section 9.05 hereof (subject to the last sentence of Section 9.05 hereof), the Trustee shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall have the right, but not be obligated to, enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02      With Consent of Holders. Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and the Guarantees with the consent of the Holders of at least a majority in principal amount of the Notes (including Additional Notes, if any) then outstanding (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes) or compliance with any provision of this Indenture, the Guarantees or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then-outstanding Notes (including Additional Notes, if any) (including consents obtained in connection with a tender offer or exchange offer for, or purchase of, the Notes). Section 2.08 hereof and Section 2.09 hereof shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuers, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects any such parties’ own rights, duties or immunities under this Indenture or otherwise, in which case any such party may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, waiver, or consent, but it shall be sufficient if such consent approves the substance thereof. For the avoidance of doubt, no amendment to, or deletion of, any of the covenants described under Article IV or Section 5.01 hereof shall be deemed to impair or affect any rights of Holders to receive payment of principal of, or premium, if any, or interest on, the Notes.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

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Notwithstanding the foregoing, without the consent of each Holder representing 90% in aggregate principal amount of the Notes then outstanding, no amendment, supplement or consent may:

(1)            reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2)            reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to (i) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (ii) Section 4.10 and Section 4.14 hereof);

(3)            reduce the rate of or change the time for payment of interest on any Note;

(4)            waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in this Indenture or any Guarantee which cannot be amended or modified without the consent of all Holders;

(5)            make any Note payable in money other than that stated therein;

(6)            make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)            make any change in these amendment and waiver provisions;

(8)            impair the right of any Holder to receive payment of principal of, premium, if any, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9)            contractually subordinate the Notes to any other Indebtedness of the Issuer or any Guarantor; or

(10)            except as expressly permitted by this Indenture, modify the Guarantees of any Significant Subsidiary in any manner adverse to the Holders.

Section 9.03      Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

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The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04      Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee or its Authenticating Agent shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05      Trustee to Sign Amendments, etc. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of such party. In executing any amendment, supplement or waiver, the Trustee shall be entitled to receive, upon request, and (subject to Section 7.01 hereof) shall be fully protected in conclusively relying upon, in addition to the documents required by Section 14.03 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer’s Certificate will be required for the Trustee to execute any amendment or supplement adding a new Guarantor under this Indenture.

Section 9.06      Additional Voting Terms; Calculation of Principal Amount. All Notes issued under this Indenture shall vote and consent together on all matters (as to which any Notes may vote) as one class. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article IX.

Article X
GUARANTEES

Section 10.01      Guarantee. From and after the Issue Date, the Issuers shall cause each Restricted Subsidiary of the Issuer that guarantees the Senior Credit Facilities to execute and deliver a supplemental indenture to this Indenture substantially in the form of Exhibit D hereto pursuant to which each such Restricted Subsidiary shall become a Guarantor. Subject to this Article X, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior unsecured basis, to each Holder of a Note authenticated and delivered by the Trustee or its Authenticating Agent and to the Trustee, the Agents and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Guarantees or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee or any Agent hereunder or thereunder shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same promptly. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

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The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the obligations of the Issuer under this Indenture or under the Notes). Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee, any Agent, or any Holder in enforcing any rights under this Section 10.01.

If any Holder, any Agent, or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, then any amount paid either to the Trustee, such Agent, or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees.

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Until released in accordance with Section 10.06 hereof, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuers for liquidation, reorganization, should the Issuers become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuers’ assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general unsecured senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02      Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article X, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

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Section 10.03      Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D hereto) shall be executed on behalf of such Guarantor by one of its authorized officers or other representatives.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an officer whose signature is on this Indenture (or a supplemental indenture in the form of Exhibit D hereto) no longer holds that office at the time the Trustee or its Authenticating Agent authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuers shall cause any Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article X, to the extent applicable.

Section 10.04      Subrogation. Each Guarantor shall be subrogated to all rights of Holders of Notes against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05      Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06      Release of Guarantees. A Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(1)            any sale, exchange, disposition, or transfer (by merger, consolidation, dividend, distribution, or otherwise) of (a) the Capital Stock of such Guarantor, after which the applicable Guarantor is no longer a Restricted Subsidiary, or (b) all or substantially all the assets of such Guarantor, in each case, made in compliance with Section 4.10(a)(1) and Section 4.10(a)(2) hereof;

(2)            the release or discharge of the guarantee by such Guarantor of Indebtedness under the Senior Credit Facilities, except a discharge or release by, or as a result of, payment under such guarantee;

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(3)            the designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in compliance with Section 4.07 hereof and the definition of “Unrestricted Subsidiary”;

(4)            upon the merger or consolidation of any Guarantor with and into the Issuer, the Co-Issuer or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all or substantially all of its assets to the Issuer, the Co-Issuer or another Guarantor; or

(5)            the exercise by the Issuers of the Legal Defeasance option or Covenant Defeasance option in accordance with Article VIII hereof or the discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture.

The Issuers shall notify the Trustee in writing of the release, discharge or termination of a Guarantee in accordance with this Section 10.06; provided that no such notification shall be a condition for the release, discharge or termination of a Guarantee to be effective; provided further that the Trustee shall be under no obligation to inform Holders of the occurrence of the release, discharge or termination of a Guarantee. Upon any event or circumstance giving rise to a release of a Guarantee as specified above, the Trustee shall, at the sole cost and written request of the Issuers accompanied by an Officer’s Certificate and Opinion of Counsel, without recourse, representation or warranty, execute any documents reasonably requested by the Issuers in order to evidence or effect such release .

Article XI
SATISFACTION AND DISCHARGE

Section 11.01      Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to the Notes (except for certain surviving rights of the Trustee and the Issuer’s obligations in connection therewith) when either:

(1)	all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has heretofore been deposited in trust, have been delivered to the Registrar for cancellation; or

(2)	(A) all Notes not theretofore delivered to the Registrar for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee or an agent of the Trustee as trust funds in trust solely for the benefit of the Holders, cash in United States dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Registrar for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that, upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee or an agent of the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee or an agent of the Trustee on or prior to the redemption date; provided further that any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

137

(B)            no Event of Default (other than that resulting from any borrowing of funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than resulting from any borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(C)            the Issuers have paid or caused to be paid all sums payable by it under this Indenture; and

(D)            the Issuers have delivered irrevocable instructions to the Trustee or an agent of the Trustee to apply the deposited money toward the payment of the Notes at or prior to maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel (which may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied; provided that any such counsel may rely on an officer’s certificate as to matters of fact (including as to compliance with the foregoing subclauses (A), (B), (C) and (D) of clause (2) of this Section 11.01).

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (A) of clause (2) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 11.01 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

138

Section 11.02      Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that, if the Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article XII
[Reserved]

Article XIII
[Reserved]

Article XIV
MISCELLANEOUS

Section 14.01      Notices. Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing in the English language and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), electronic mail in PDF format, or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuers and/or any Guarantor:

Organon & Co.
30 Hudson Street, 33rd Floor
Jersey City, New Jersey 07302
Attention: Treasurer
secretaryoffice@organon.com

139

With a courtesy copy to (the provision of which copy shall not be required in order to effectuate notice under this Indenture):

Organon & Co.
30 Hudson Street, 33rd Floor
Jersey City, New Jersey 07302
Attention: Office of General Counsel

If to the Trustee:

U.S Bank Trust Company, National Association
City Place I

185 Asylum Street, 27th Floor

Hartford, CT 06103

Attention: Global Corporate Trust

laurel.casasanta@usbank.com

The Issuers, any Guarantor or the Trustee or any Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; on the first date on which publication or electronic delivery is made, if given by publication or electronic delivery; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If an Issuer delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

140

Section 14.02      Communication by Holders with Other Holders. Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 14.03      Certificate and Opinion as to Conditions Precedent. Upon any request or application by an Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, such Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(A)            An Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(B)            An Opinion of Counsel (which may be subject to customary assumptions and exclusions) in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 14.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied;

provided that no such Officer’s Certificate or Opinion of Counsel shall be required to be furnished to the Trustee in connection with the authentication and delivery of the Initial Notes on the Issue Date.

Section 14.04      Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(A)            a statement that the Person making such certificate or opinion has read such covenant or condition;

(B)            a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(C)            a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(D)            a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an officer’s certificate or certificates of public officials.

141

Section 14.05      Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Transfer Agent, Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06      No Personal Liability of Directors, Officers, Employees, Members and Stockholders. No director, officer, employee, member, incorporator or stockholder of the Issuers, any Guarantor, or any of their direct or indirect parent companies shall have any liability for any obligation of the Issuers or the Guarantors under the Notes, the Guarantees, or this Indenture or for any claim based on, in respect of, or by reason of any such obligation or its creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.07      Governing Law. THIS INDENTURE, THE NOTES, AND THE GUARANTEES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 14.08      Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.09      Force Majeure. The Trustee shall not be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. The Trustee shall not be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

Section 14.10      No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.11      Successors. All agreements of the Issuers in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 14.12      Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

142

Section 14.13      Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Indenture or in any amendment or other modification hereof (including supplements, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Trustee and any Agent may, in their discretion, require that such documents and signatures executed electronically or delivered by electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature executed electronically or delivered by electronic means. Any signed communication sent to the Trustee or any Agent must be in the form of a document that is signed manually or by way of a digital signature provided by a digital signature provider specified in writing by an authorized officer of the Issuer.  The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods to submit communications to the Trustee or any Agent, including without limitation the risk of the Trustee or any such Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 14.14      Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 14.15      USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee and Agents are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and Agents. Accordingly, each of the parties agree to provide to the Trustee and Agents, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and Agents to comply with Applicable AML Law.

[Signatures on following pages]

143

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first above written.

Very truly yours,

ORGANON & CO.

By:	/s/ Kara A. Rogers
Name:	Kara A. Rogers
Title:	Assistant Treasurer

ORGANON FOREIGN DEBT CO-ISSUER B.V.

By:	/s/ Kara A. Rogers
Name:	Kara A. Rogers
Title:	Attorney-in-Fact

ORGANON LLC

By:	/s/ Kara A. Rogers
Name:	Kara A. Rogers
Title:	Assistant Treasurer

ORGANON GLOBAL INC.

By:	/s/ Kara A. Rogers
Name:	Kara A. Rogers
Title:	Assistant Treasurer

[Signature Page to Indenture]

ORGANON TRADE LLC

By:	/s/ Kara A. Rogers
Name:	Kara A. Rogers
Title:	Assistant Treasurer

ORGANON PHARMA HOLDINGS LLC

By:	/s/ Kara A. Rogers
Name:	Kara A. Rogers
Title:	Assistant Treasurer

ORGANON USA LLC

By:	/s/ Kara A. Rogers
Name:	Kara A. Rogers
Title:	Assistant Treasurer

ORGANON CANADA HOLDINGS LLC

By:	/s/ Kara A. Rogers
Name:	Kara A. Rogers
Title:	Assistant Treasurer

ALYDIA HEALTH, INC.

By:	/s/ Kara A. Rogers
Name:	Kara A. Rogers
Title:	Assistant Treasurer

[Signature Page to Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as TRUSTEE

By:	/s/ Laurel A . Melody Casasanta
	Name:	Laurel A . Melody Casasanta
	Title:	Vice President

[Signature Page to Indenture]

Exhibit A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [            ]

ISIN [     ]1

[RULE 144A][REGULATION S] [GLOBAL] NOTE

7.875% Senior Note due 2034

No. ___	[$______________]

Organon & Co., a Delaware corporation, as Issuer, and Organon Foreign Debt Co-Issuer B.V., a private limited liability company incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Oss, The Netherlands, having its registered office at Kloosterstraat 6, 5349 AB Oss, The Netherlands, and registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 82563098, as Co-Issuer, promise to pay to [________] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]2 [of                               dollars]3 on May 15, 2034.

Interest Payment Dates: May 15 and November 15, commencing November 15, 20244

Record Dates: May 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

[1]	144A CUSIP: 68622F AB7 144A ISIN: US68622FAB76 Regulation S CUSIP: U6836G AB4 Regulation S ISIN: USU6836GAB42
[2]	Insert in Global Notes only.
[3]	Insert in Definitive Notes only.
[4]	For Notes issued on the Issue Date.

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

ORGANON & CO.

By:
Name:
Title:

ORGANON FOREIGN DEBT CO-ISSUER B.V.

By:
Name:
Title:

Dated: [            ]

CERTIFICATE OF AUTHENTICATION

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee, certifies that is one of the Notes referred to in the Indenture.

By:
Authorized Signatory

[Back of Note]

7.875% Senior Note due 2034

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.            Interest. Organon & Co., a Delaware corporation, as Issuer, and Organon Foreign Debt Co-Issuer B.V., a private limited liability company incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Oss, The Netherlands, having its registered office at Kloosterstraat 6, 5349 AB Oss, The Netherlands, and registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 82563098, as Co-Issuer, promise to pay interest on the principal amount of this Note at a rate per annum set forth below from [May 17, 2024]5 until maturity. The Issuers will pay interest on this Note semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 20246 (each, an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. The Issuers will make each interest payment to the Holder of record of this Note on the immediately preceding May 1 and November 1 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 17, 2024. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then applicable to this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate then applicable to this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest on this Note will accrue at the rate of 7.875 % per annum and be payable in cash.

2.            Method of Payment. The Issuers will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest will be made at the office or agency of the Issuers maintained for such purpose or, at the option of the Issuers, payments of interest may be made by check mailed to the Holders at their addresses set forth in the Note Register of Holders; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by Global Notes registered in the name of or held by the Depositary (or its nominee) will be made through the Paying Agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

[5]	For Notes issued on the Issue Date.
[6]	For Notes issued on the Issue Date.

3.            Paying Agent, Transfer Agent and Registrar. Initially, U.S. Bank Trust Company, National Association will act as Paying Agent, Transfer Agent and Registrar. The Issuers may change any Paying Agent, Transfer Agent or Registrar without notice to the Holders. The Issuers or any of their Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

4.            Indenture. The Notes were issued under an Indenture, dated as of May 17, 2024 (the “Indenture”), among Organon & Co., as Issuer, and Organon Foreign Debt Co-Issuer B.V., as Co-Issuer, the Trustee, the Paying Agent, the Transfer Agent and the Registrar. This Note is one of a duly authorized issue of notes of the Issuers designated as 7.875% Senior Notes due 2034. The Issuers shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The Initial Notes and any Additional Notes issued under the Indenture (collectively referred to herein as the “Notes”) shall be treated as a single class of securities under the Indenture. The Notes are subject to all terms and provisions in the Indenture, and Holders are referred to the Indenture for a statement of such terms and provisions. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.            Optional Redemption.

(a)           At any time prior to May 15, 2029, the Issuers may on one or more occasions redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (each date on which a redemption occurs, a “Redemption Date”), subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(b)           On and after May 15, 2029, the Issuers may on one or more occasions redeem the Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at the applicable redemption price (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Percentage
2029	103.938%
2030	102.625%
2031	101.313%
2032 and thereafter	100.000%

(c)           In addition, prior to May 15, 2027, the Issuers may, at their option, and on one or more occasions, redeem up to 40% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes issued under the Indenture after the Issue Date) at a redemption price equal to 107.875% of the aggregate principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with funds in an aggregate amount equal to the net cash proceeds of one or more Equity Offerings of the Issuers or any direct or indirect parent company of either of the Issuers after the Issue Date, to the extent such net cash proceeds are contributed to such Issuer; provided that (1) at least 60% of the total of (A) the aggregate principal amount of Notes originally issued under the Indenture on the Issue Date and (B) the aggregate principal amount of any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; and (2) each such redemption occurs within 180 days of the date of closing of each such Equity Offering.

(d)           In connection with any tender offer for the Notes (including any Change of Control Offer or Asset Sale Offer), if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuers, or any third party making such tender offer in lieu of the Issuers, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuers or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice (provided that such notice is not given more than 30 days following such purchase date) to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer (excluding any early tender premium or consent payment) plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the applicable Redemption Date, subject to the right of the Holders on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(e)           Any redemption pursuant to this paragraph 6 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Notice of any redemption or purchase, whether in connection with an Equity Offering, other transaction or otherwise, may be given prior to the completion thereof, and any such notice may, unless otherwise provided in the Indenture, at the Issuers’ discretion, be subject to one or more conditions precedent. If a redemption or purchase is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition and, if applicable, shall state that, in the Issuers’ discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice was sent) as any or all such conditions shall be satisfied (or waived by the Issuers in their sole discretion) or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the Redemption Date or purchase date, or by the Redemption Date or purchase date as so delayed. In addition, the Issuers may provide in such notice that payment of the redemption price or purchase price and performance of the Issuers’ obligations with respect to such redemption or purchase may be performed by another Person.

6.            Mandatory Redemption. The Issuers shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

7.            Taxation Redemption. The Notes shall be subject to optional redemption for tax reasons as described in Section 3.10 of the Indenture.

8.            Notice of Redemption. Subject to Sections 3.03 and 3.09 of the Indenture, notice of redemption will be delivered electronically or mailed by first-class mail at least 10 days but not more than 60 days before the Redemption Date to each Holder whose Notes are to be redeemed at such Holder’s registered address or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a conditional redemption or Article VIII or Article XI of the Indenture. Notes and portions of Notes selected for redemption shall be in amounts of $200,000 and any integral multiple of $1,000 in excess thereof; no Note of less than $200,000 can be redeemed in part, except that, if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a principal amount of at least $200,000, shall be redeemed. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

9.            Offers to Repurchase. Upon the occurrence of a Change of Control, the Issuers shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture. In connection with certain Asset Sales, the Issuers shall make an Asset Sale Offer as and when provided in accordance with Section 4.10 of the Indenture.

10.          Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $200,000 and any integral multiple of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee will require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers will require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part.

11.          Persons Deemed Owners. The registered Holder of this Note shall be treated as its owner for all purposes.

12.          Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

13.          Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. The remedies with respect thereto are as provided under Article VI or the Indenture and the other applicable provisions of the Indenture.

14.          [Reserved].

15.          Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee (or an authenticating agent).

16.          Governing Law. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

17.          CUSIPs and ISINs. The Issuers have caused CUSIPs and ISINs to be printed on the Notes and the Trustee may use CUSIPs and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

Organon & Co.
30 Hudson Street, 33rd Floor
Jersey City, New Jersey 07302
Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                         to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐     Section 4.10       ☐      Section 4.14

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount ($200,000 or an integral multiple of $1,000 in excess thereof):

$_____________

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $________.

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee, Custodian or Registrar

* This schedule should be included only if the Note is issued in global form.

Exhibit B

FORM OF CERTIFICATE OF TRANSFER

Organon & Co. / Organon Foreign Debt Co-Issuer B.V.
30 Hudson Street, 33rd Floor
Jersey City, New Jersey 07302
Attention: Treasurer

U.S. Bank Corporate Trust Services

111 Fillmore Ave E

2nd Floor, ATTN: Transfers

St. Paul, MN 55107

Re:       7.875% Senior Notes due 2034

Reference is hereby made to the Indenture, dated as of May 17, 2024 (the “Indenture”), among Organon & Co., as Issuer, Organon Foreign Debt Co-Issuer B.V., as Co-Issuer, the Trustee, the Paying Agent, the Transfer Agent and the Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

______________(the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $____________ in such Note[s] or interests (the “Transfer”), to ____________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.            ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2.            ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S UNDER THE SECURITIES ACT GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 of Regulation S and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3.            ☐ CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN A DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)          ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b)          ☐ such Transfer is being effected to the Issuer or a subsidiary thereof; or

(c)          ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.            ☐ CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a)          ☐ CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)          ☐ CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)          ☐ CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.            The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)           ☐ a beneficial interest in the:

(i)	☐ 144A Global Note ([CUSIP: 68622F AB7] [ISIN: US68622FAB76]), or

(ii)	☐ Regulation S Global Note ([CUSIP: U6836G AB4] [ISIN: USU6836GAB42), or

(b)           ☐ a Restricted Definitive Note.

2.            After the Transfer the Transferee will hold:

[CHECK ONE]

(a)           ☐ a beneficial interest in the:

(i)	☐ 144A Global Note ([CUSIP: 68622F AB7] [ISIN: US68622FAB76]), or

(ii)	☐ Regulation S Global Note ([CUSIP: U6836G AB4] [ISIN: USU6836GAB42), or

(iii)	☐ Unrestricted Global Note ([ ]); or

(b)           ☐ a Restricted Definitive Note; or

(c)           ☐ an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

Exhibit C

FORM OF CERTIFICATE OF EXCHANGE

Organon & Co. / Organon Foreign Debt Co-Issuer B.V.
30 Hudson Street, 33rd Floor
Jersey City, New Jersey 07302
Attention: Treasurer

U.S. Bank Corporate Trust Services

111 Fillmore Ave E

2nd Floor, ATTN: Transfers

St. Paul, MN 55107

Re: 7.875% Senior Notes due 2034

Reference is hereby made to the Indenture, dated as of May 17, 2024 (the “Indenture”), among Organon & Co., as Issuer, Organon Foreign Debt Co-Issuer B.V., as Co-Issuer, the Trustee, the Paying Agent, the Transfer Agent and the Registrar. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $____________in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.            EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a)            ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)            ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)            ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)            ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.            EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a)            ☐ CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)            ☐ CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note, in each case, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuers and are dated                                              .

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

Exhibit D

[FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of _____________, among _________________(the “Guaranteeing Subsidiary”), a subsidiary of Organon & Co., a Delaware corporation (the “Issuer”), Organon Foreign Debt Co-Issuer B.V., a private limited liability company incorporated under the laws of the Netherlands (besloten vennootschap met beperkte aansprakelijkheid) having its official seat (statutaire zetel) in Oss, The Netherlands, having its registered office at Kloosterstraat 6, 5349 AB Oss, The Netherlands, and registered with the trade register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 82563098 (the “Co-Issuer”) and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”).

W I T N E S E T H

WHEREAS, the Indenture, dated as of May 17, 2024 (the “Indenture”), among the Issuer, Co-Issuer, the guarantors party thereto and the Trustee, providing for the issuance of an unlimited aggregate principal amount of 7.875% Senior Notes due 2034 (the “Notes”) provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Issuers’ obligations under the Notes and the Indenture on the terms and subject to the conditions and limitations set forth in Article X of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

(3) No Recourse Against Others. No director, officer, employee, incorporator, member or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuer or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

D-1

(4) Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THE LAW OF ANOTHER JURISDICTION WOULD BE APPLIED THEREBY.

(5) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” and words of like import in this Supplemental Indenture or in any amendment or other modification hereof (including supplements, waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(6) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(7) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(8) Incorporation into the Indenture. All provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the Indenture; and the Indenture, as supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Supplemental Indenture may refer to the Indenture without making specific reference to this Supplemental Indenture, but nevertheless all such references shall include this Supplemental Indenture unless the context requires otherwise.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

ORGANON & Co., as Issuer

By:
Name:
Title:

ORGANON FOREIGN DEBT CO-ISSUER B.V., as Co-Issuer

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

D-3